Execution Version

[Schedules, Exhibits to Agreement and certain employee names have been excluded because they are both not material and are the type that the registrant treats as private or confidential.]
SECURITIES AND ASSET PURCHASE AGREEMENT
among
BROWN-FORMAN CORPORATION,
and
DESTILLERS UNITED GROUP S.L.,
and
DESTILERIAS UNIDAS CORP.
Dated as of October 6, 2022

TABLE OF CONTENTS

iii

iv

Section 10.17 Time of Essence	90
Section 10.18 No Presumption Against Drafting Party	90

[Schedules and Exhibits to Agreement have been excluded.]

Exhibit A    –    Form of Supply Agreement

Exhibit B    –     Form of Assignment of Transferred Contracts
Exhibit C    –     Form of Assumption Agreement
Exhibit D    –     Form of Bill of Sale
Exhibit E    –     Reorganization Steps Plan
Exhibit F    –    Contribution Steps Plan
Exhibit G    –    Form of Schedule to Transition Services Agreement
Exhibit H    –    Press Release

v

SECURITIES AND ASSET PURCHASE AGREEMENT
SECURITIES AND ASSET PURCHASE AGREEMENT, dated as of October 6, 2022 (this “Agreement”), by and among Destillers United Group S.L., a Spanish company (“DUG”), Destilerias Unidas Corp., a Florida corporation (“DUSA Corp.” and, together with DUG, the “Selling Parties”), and Brown-Forman Corporation, a Delaware corporation (“Brown-Forman”).
RECITALS
A.    The Selling Parties and certain of their Affiliates, through the Transferred Companies and the Transferred Assets and Assumed Liabilities, are engaged in the business of manufacturing, producing, marketing, distributing and selling rum products under the brand name “Diplomatico” or, in certain jurisdictions as identified in Schedule 3.16(a), “Botucal,” or derivations thereof (such products, as more specifically described in Schedule 3.17, the “Products,” and such business, the “Business”).
B.    As of the date hereof, (i) DUG owns one hundred percent (100%) of the outstanding Equity Interests of each of IRUM and IBS (collectively, the “Transferred Equity Interests”); (ii) DUSA Corp. owns certain assets necessary for or used in connection with the Business; and (iii) following the Contribution, IRUM shall own one hundred percent (100%) of the outstanding Equity Interests of IMS and DBU.
C.    Effective as of the Closing, and as a material inducement and condition to the parties entering into this Agreement, DUG shall, and shall cause Distiller United Group Panama, Inc., a newly formed Panamanian company and wholly-owned Subsidiary of DUG (“DUG Panama”), that will subcontract with DUSA Venezuela, on the one hand, to enter into a long-term supply agreement substantially in the form attached hereto as Exhibit A (the “Supply Agreement”) with IRUM, on the other hand, providing for the supply of Rum by DUG Panama to IRUM for an initial period of ten (10) years from the Closing.
D.    Effective as of the Closing, and as a material inducement to Brown-Forman entering into this Agreement, (i) those Persons set forth on Schedule 1.1(p) will enter into Restrictive Covenant Agreements with Brown-Forman, in each case effective as of the Closing (collectively, the “Restrictive Covenant Agreements”), and (ii) [REDACTED] will enter into Consulting Agreements with Brown-Forman or its designated Affiliate (collectively, the “Consulting Agreements”).
E.    The Selling Parties wish to sell to Brown-Forman, and Brown-Forman wishes to purchase from the Selling Parties, the Transferred Equity Interests and the Transferred Assets.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement and the foregoing Recitals:
“Action” means any claim, action, audit, examination, suit, arbitration, inquiry, notice to produce, notice of violation, enforcement action, prosecution or other proceeding of any nature by or before any Governmental Authority or involving any third party.
“Adjustment Escrow Amount” means $7,250,000.
“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, including any interest or other amounts actually earned thereon, less any amounts disbursed after the Closing in accordance with this Agreement and the Escrow Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income Tax purposes (or any consolidated, combined or unitary group under state, local or non-U.S. Law).
“Ancillary Agreements” means the Escrow Agreement, the Assignment of Intellectual Property, the Assignment of Transferred Contracts, the Assumption Agreement, the Bill of Sale, the Supply Agreement and term sheet thereto, the Transition Services Agreement, the Restrictive Covenant Agreements and the Consulting Agreements.
“Anti-Corruption Laws” means all applicable laws relating to anti-bribery or anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, authorization, acceptance, or agreement to accept the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, foreign government employee, commercial entity, or anyone to obtain or retain business or for other improper benefit or advantage, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.), the UK Bribery Act of 2010, and all local, national, and international laws prohibiting such conduct or enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Money Laundering Law” means any anti-money laundering-related law, regulation, or code of practice applicable to the Selling Parties, the Retained Companies, the Transferred Companies, or any of their Subsidiaries at the relevant time, including (a) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended; (b) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same; and (c) any local, national, or international laws prohibiting such conduct in the jurisdictions applicable to the transactions contemplated hereby.
“Applicable Accounting Principles” means IFRS applied on a basis consistent with the preparation of the Financial Statements (provided that, in the event of a conflict between IFRS and the consistent application thereof, IFRS shall prevail), subject to such differences in accounting principles, policies and procedures, as are set forth in Schedule 1.1(a).
“Assignment of Intellectual Property” means an instrument of assignment between the Selling Parties or the Retained Companies, as applicable, on the one hand, and DBU, on the other hand, the form of which will be agreed by each of Brown-Forman and DUG between the date hereof and the Closing Date, pursuant to which the Selling Parties and the applicable Retained Companies shall assign to DBU any and all right, title and interest in and to the Transferred Intellectual Property as such Persons may possess as of the Closing Date, and which shall include customary provisions providing for the protection of confidential information and reasonable further assurances, including further assurances by the Selling Parties to procure from any other Retained Company or Related Party, as applicable, the assignment to Brown-Forman of any Transferred Intellectual Property not otherwise assigned to Brown-Forman at the Closing, free and clear of all Encumbrances. For clarity, nothing in the Assignment of Intellectual Property shall require the transfer or assignment of physical equipment used in the manufacture, production, distribution, importation, supply or sale of distillate or derivatives of distillate.
“Assignment of Transferred Contracts” means an instrument or instruments of assignment substantially in the form attached hereto as Exhibit B, pursuant to which the applicable Selling Parties or the applicable Affiliates, if any, or Related Parties, if any, of the Selling Parties shall assign to Brown-Forman all right, title and interest in and to the Transferred Contracts.
“Assumed Liabilities” means those liabilities, obligations, and commitments of the applicable Selling Parties and the applicable Affiliates or Related Parties of the Selling Parties with respect to the Business (other than to the extent arising from or related to the Retained Business) or the Transferred Assets set forth on Schedule 1.1(b).
“Assumption Agreement” means an instrument or instruments of assignment and assumption substantially in the form attached hereto as Exhibit C, pursuant to which the applicable Selling Parties or the applicable Affiliates or Related Parties of the Selling Parties shall assign to Brown-Forman (or any applicable designee thereof) and Brown-Forman (or any applicable designee thereof) shall assume the Assumed Liabilities.
“Barberton” means Barberton Consultores E Servicios, LDA, a Portuguese private limited company.
“Bill of Sale” means the bill or bills of sale for the Transferred Assets (to the extent not otherwise subject to the Assignment of Intellectual Property or the Assignment of Transferred Contracts) substantially in the form attached hereto as Exhibit D, pursuant to which the applicable Selling Parties and their respective Affiliates, if any, shall sell, assign, transfer, convey and deliver to Brown-Forman (or any applicable designee thereof) such Transferred Assets, free and clear of any Encumbrances (other than Permitted Encumbrances).
“Blue Ridge” means Blue Ridge Mountain, S.L.U., a Spanish private limited company.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in either the City of New York or Madrid (Spain).
“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Brown-Forman of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
“Cash” means, as of a specified date, the aggregate amount of all cash and cash equivalents of the Transferred Companies required to be reflected as such on a consolidated balance sheet of the Transferred Companies as of such date prepared in accordance with the Applicable Accounting Principles, net of (a) any outstanding checks, wires and bank overdrafts of the Transferred Companies and (b) all such cash and cash equivalents that are not freely useable and available to the Transferred Companies because it is subject to restrictions, limitations or taxes on use or distribution either by contract, for regulatory or legal purposes.
“Cash Reserves” means Cash that (a) is required to be held by the Transferred Companies pursuant to Law or (b) in the good faith judgment of the Transferred Companies is reasonably necessary for purposes of one (1) month of short-term or emergency funding needs for the continued operation of the Business (other than the Retained Business).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means (i) with respect to the Selling Parties and their Affiliates, all information and data relating to the Business (including Transferred Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans and business acquisition plans), the Transferred Assets, the Transferred Companies or the transactions contemplated hereby, except for data or information that is or becomes available to the public other than as a result of a breach by the Selling Parties or any of their respective Affiliates or Representatives of Section 5.4(b); and (ii) with respect to Brown-Forman and its Affiliates, all information and data relating to the Retained Business (including information related to the Retained Companies), except for data or information that is or becomes available to the public other than as a result of a breach by Brown-Forman or any of its Affiliates or Representatives of Section 5.4(b).
“Contract” means any written agreement, contract or instrument, including, to the extent applicable, any promissory note, bond, indenture, insurance policy, deed, lease or license.
“Contribution” means (i) the conversion of IRUM into a sociedade anónima and (ii) DUG’s contribution of one hundred percent (100%) of the outstanding Equity

Interests of IMS and DBU to IRUM, such that, following such contribution, IMS and DBU will be wholly-owned Subsidiaries of IRUM, in each case as described in the Contribution Steps Plan.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shutdown, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19 (but only, in the case of discretionary items, to the extent they are reasonable and prudent in light of the Business and applied in good faith to the Business).
“COVID-19 Response Law” means the Consolidated Appropriations Act, 2021, or applicable rules and regulations promulgated thereunder, as amended from time to time, the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (2020), the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), the American Rescue Plan Act of 2021, Pub. L. No. 117-2 (117th Cong.) (Mar. 11, 2021) and any other similar, future, or additional federal, state, local, or non-U.S. law, or administrative guidance in response to the COVID-19 pandemic and associated economic downturn.
“Damages” means any and all losses, charges, claims, damages, liabilities, judgments, fines, penalties, awards, demands, costs and expenses (including reasonable fees of attorneys, experts, accountants, and advisors and any costs of investigation), and Taxes (including any imposed in respect of any of the foregoing), including any damages relating to lost profits of the Business to the extent the amount of such damages can be reasonably demonstrated, but excluding any consequential, special and punitive damages, except, in each case, to the extent required to be paid to a third party.
“Distillate” means the alcohol distillate manufactured by DUSA Venezuela and exclusively used to produce Rum, or earmarked for exclusive aging for subsequent use as Rum, in the Products. For the avoidance of doubt, Distillate shall not include product or byproduct of fermentation or distillation process not blended in accordance with the Supply Agreement exclusively for the “Diplomatico” or “Botucal” brands.
“DML” means DUSA Manufacturing and Logistics Inc., a Panamanian private company.
“DUSA Venezuela” means Destilerías Unidas, S.A., a Venezuelan sociedad anónima.
“DWC” means DWC Global, Inc., a Panamanian corporation.

“Employee Plan” means all employee benefit, supplemental employment/unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, retiree, stock option, stock purchase, stock appreciation, equity, health, welfare, medical, dental, disability, life insurance, vision, employee assistance, employee loan and similar plans, agreements, programs, policies, practices, undertakings or arrangements, maintained for, available to or otherwise relating to the Employees or former employees of the Transferred Companies (including, for the avoidance of doubt, any pension plans), whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, whether or not subject to Law, to which Brown-Forman or any Transferred Company is a party or bound by or obligated to contribute to or in any way liable for, contingent or otherwise, in relation to Employees or former employees of the Transferred Companies but excluding any government-sponsored pension, health insurance, employment/unemployment insurance and workers’ compensation plans.
“Employees” means collectively, (i) all individuals employed immediately before the Closing Date by the Transferred Companies and (ii) the Transferring Employees.
“Encumbrance” means any charge, claim, mortgage, conditional sale, lien (statutory or otherwise), option, pledge, hypothecation, assignment, right of first refusal, preemptive right, community property interest, security interest, unwaived moral rights (unless unwaivable in any particular jurisdiction), co-ownership interest or other restriction, limitation, exception, easement, restrictive covenant, right-of-way, encroachment or similar encumbrance of any kind (registered or unregistered), including any restriction or limitation on use, voting, transfer, receipt of income or exercise of any other attribute of ownership affecting the Transferred Equity Interests or the Transferred Assets, as applicable, or the use thereof, or any other agreement, restriction or limitation on either the transfer of the Transferred Equity Interests or the Transferred Assets, as applicable, or the use thereof, or a deposit by way of security.
“Enforcement Rights” means any and all rights, benefits, title, interests, and remedies, including rights of priority, rights to file, defend, prosecute, bring causes of action, make claims, settle, receive Damages, maintain, renew, assign, license and enforce, and rights to indemnities, warranties, royalties, profits, income and proceeds.
“Enterprise Value” means $725,000,000.
“Environment” means the air, surface water, ground water, body of water, any land (including surface land and subsurface strata), soil, and the environment or natural environment as defined in applicable Environmental Law.
“Environmental Laws” means any Laws of any Governmental Authority relating to (a) Releases or threatened Releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the Environment or (with respect to exposure to Hazardous Substances) health or safety.
“Environmental Permit” means any Permit required under any Environmental Law to conduct or operate the Business or own or operate the Transferred Assets.

“Equity Interests” means, with respect to any Person, any share, interest, participation or other (however designated) equity or beneficial interest in such Person, including (a) capital stock, membership interests, partnership interests and beneficial interests, (b) any stock appreciation right, phantom stock or other equity-equivalent or equity-based award or right, (c) any bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote and (d) any warrant, option, convertible or exchangeable security, or other rights to purchase or otherwise acquire any of the foregoing.
“Escrow Agent” means J.P. Morgan Chase Bank, N.A. or its successor under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into by Brown-Forman, DUG and the Escrow Agent, in the form mutually agreed by the parties thereto.
“Estimated Purchase Price” means (a) the Enterprise Value, minus (b) Indebtedness, minus (c) Transaction Expenses, plus (d) Cash in an amount not to exceed the sum of (i) $1,000,000 plus (ii) Cash Reserves, plus (e) the Working Capital Overage, if any, minus (f) the Working Capital Underage, if any, minus (g) the Adjustment Escrow Amount, minus (h) the Indemnity Escrow Amount, minus (i) the Inventory Escrow Amount, minus (j) the Post-Closing Cost Escrow Amount.
“Excluded Assets” means those assets of the Selling Parties and all of their respective Affiliates (other than the Transferred Companies) and Related Parties that are not Transferred Assets, including without limitation the Retained Intellectual Property and the assets set forth on Schedule 1.1(c).

“Excluded Liabilities” means all Liabilities of the Selling Parties or any of their respective Affiliates (other than the Transferred Companies) or Related Parties that are not Assumed Liabilities, including:

(a)    any Liabilities arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Contract arising from or related to the Business or the Transferred Assets to which the Selling Parties or any of their respective Affiliates (other than the Transferred Companies) or Related Parties are a party, under which the Selling Parties or any of their respective Affiliates (other than the Transferred Companies) or Related Parties have any Liabilities, or by which the Business, the Selling Parties or any of their respective Affiliates (other than the Transferred Companies) or Related Parties, or any of the Transferred Assets may be bound (including any Transferred Contract, but excluding the Post-Closing Costs identified in subsection (n) below), in each case, prior to the Closing Date;
(b)    any Indebtedness;
(c)    any Excluded Taxes;
(d)    all discounts, promotions and allowances related to the sale of Products to the extent the Selling Parties or their respective Affiliates (other than the

Transferred Companies) or Related Parties received a benefit (based on the time of shipment of such Products) from such discounts, promotions and allowances;
(e)    any Liabilities of the Selling Parties or any of their respective Affiliates (other than the Transferred Companies) or Related Parties arising out of, relating to or otherwise in respect of the execution, delivery or performance of this Agreement or any of the Ancillary Agreements, in each case, to the extent not included in any calculation of Cash, Indebtedness or Transaction Expenses under Section 2.5(b) or Section 2.5(c);
(f)    any Liabilities arising from or related to any Action against the Selling Parties or any of their respective Affiliates (other than the Transferred Companies) or Related Parties, the Business or the Transferred Assets pending as of the Closing Date or based upon any action, event, circumstance or condition arising as of or prior to the Closing Date;
(g)    any Liabilities arising from or related to any compliance or noncompliance on or prior to the Closing Date with any Law applicable to the Selling Parties or any of their respective Affiliates (other than the Transferred Companies) or Related Parties, the Business or the Transferred Assets;
(h)    any Liabilities of the Selling Parties or any of their respective Affiliates (other than the Transferred Companies) or Related Parties pursuant to any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing on or prior the Closing Date;
(i)    any Liabilities for royalty or similar payments resulting from sales made by the Selling Parties or any of their respective Affiliates (other than the Transferred Companies) or Related Parties prior to the Closing, notwithstanding that the invoice for such amount is not received or is not due and payable prior to the Closing;
(j)    any Liabilities arising from or related to the Retained Business or any Excluded Asset, whether arising prior to or after the Closing Date;
(k)    any Liability to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Selling Parties or any of their respective Affiliates or Related Parties (including with respect to any breach of fiduciary obligations by any such party), except for indemnification of such parties pursuant to Section 9.2(b), if applicable;
(l)    any Liabilities in respect of Transferring Employees to the extent that such Liabilities are based on facts, circumstances or events that arise on or before the Closing Date (including statutory deductions, withholdings and taxes, wages, salaries, commissions, bonuses, and other compensation otherwise required by applicable Law, Contract, collective bargaining agreement or the terms of any Employee Plan accrued and owing on or before the Closing Date);
(m)    any Liabilities arising from or related to the Seller Reorganization or the Contribution; and
(n)    those Post-Closing Costs set forth on Schedule 1.1(d).

“Excluded Taxes” means all Taxes (i) of the Selling Parties or any of their Affiliates (other than the Transferred Companies) for any taxable period, including all income Taxes arising in connection with the consummation of the transactions contemplated by this Agreement, (ii) not included in clause (i) relating to any assets (other than Transferred Assets) of, or the operation of any business (other than the Business, excluding the Retained Business) by, the Selling Parties or any of their Affiliates for any taxable period, (iii) arising from, relating to or imposed with respect to the Transferred Assets or the Assumed Liabilities or the operation of the Business, for (or attributable to) any Pre-Closing Tax Period, (iv) that could become a liability of, or be assessed or collected against, Brown-Forman or any of its Affiliates or that could give rise to an Encumbrance on the Transferred Assets or the assets of any Transferred Company, (v) relating to the Retained Business, or (vi) arising from, relating to or imposed with respect to the transactions contemplated by this Agreement, including the Seller Reorganization or the Contribution (including any Transfer Taxes attributable to the Seller Reorganization or the Contribution) and any noncompliance with applicable bulk sale Laws or fraudulent transfer or conveyance Law in connection with the transactions contemplated hereby, except as otherwise provided in Section 6.2.
“Export Control Laws” means the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations; the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the UK Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws applicable to the Selling Parties, the Transferred Companies, or any of their Subsidiaries at the relevant time.
“GAAP” means the local Generally Accepted Accounting Principles applied in the jurisdictions of the Transferred Companies or the Selling Parties, as applicable, on a basis consistent with local accounting policies, practices, procedures, valuation methods and principles.
“Governmental Authority” means any U.S. or non-U.S. supranational, national, federal, state, provincial, municipal or local governmental, legislative, regulatory or administrative authority, agency, bureau, commission, any judicial or arbitral body or other governmental entity.
“Hazardous Substance” means, collectively, petroleum, any petroleum product, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form regulated by Environmental Law, urea-formaldehyde foam insulation, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, and any pollutant, contaminant, waste, or substance that is regulated, classified, defined or listed as hazardous, toxic or words of similar import and regulatory effect under any Environmental Law.
“Historical Accounting Principles” means (a) when used in relation to the Financial Statements (including the Balance Sheet), IFRS, applied on a basis consistent with the preparation of the Financial Statements, and (b) when used in relation to local reporting requirements, (i) U.S. GAAP for DUSA Corp., (ii) IFRS for IBS and DBU, (iii) Spanish GAAP for IMS, and (iv) Portuguese GAAP for IRUM.

“IFRS” means the international financial reporting standards issued by the International Accounting Standards Board as in effect from time to time, consistently applied.
“IHQ” means IRUM HQ & Services, a Panamanian company.
“Indebtedness” means, without duplication (but before taking into account the consummation of the transactions contemplated hereby): (a) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (i) all indebtedness for borrowed money of the Business (excluding the Retained Business) or the Transferred Companies, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments and (iii) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Business (other than the Retained Business) or the Transferred Companies); (b) all obligations of the Business (excluding the Retained Business) or the Transferred Companies evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, to the extent drawn upon; (c) all obligations under capitalized leases with respect to which the Business (excluding the Retained Business) or the Transferred Companies are liable, determined on a consolidated basis in accordance with the Historical Accounting Principles; (d) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (e) all Liabilities of the Transferred Companies or the Business (excluding the Retained Business) with respect to retirement or pension benefits, deferred compensation, accrued vacation or unpaid bonuses of employees (whether or not accrued), and any employer-share employment Taxes related thereto payable by the Business (excluding the Retained Business) or the Transferred Companies; (f) any unpaid Pre-Closing Taxes, which amount shall not be less than zero for any jurisdiction or for any entity and shall be calculated without taking into account any Tax refunds or Tax overpayments of the Transferred Companies; (g) unpaid management fees or other amounts owed to the Selling Parties or Related Parties of the Selling Parties; (h) all deposits and monies received in advance; (i) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Business (other than the Retained Business) or the Transferred Companies; (j) dividends that have been declared but remain unpaid as of the Closing Date; (k) accounts payable to Affiliates and Related Parties of the Transferred Companies that are past-due and are not settled at or prior to the Closing; and (l) all obligations of the type referred to in clauses (a) through (k) of other Persons for the payment of which the Business (excluding the Retained Business) or the Transferred Companies are responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, “Indebtedness” shall not include (i) Post-Closing Costs, (ii) intercompany indebtedness among the Transferred Companies, (iii) Transaction Expenses, (iv) trade payables incurred by the Transferred Companies in the ordinary course of business consistent with past practice, or (v) the Assumed Liabilities.
“Indemnity Escrow Amount” means $72,500,000.
“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, including any interest or other amounts actually earned thereon,

less any amounts disbursed after the Closing in accordance with this Agreement and the Escrow Agreement.
“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trade names, business names, trademarks, service marks, logos, symbols, trade dress, service names, slogans, corporate names, and other indicia of origin, whether registered or unregistered, and the goodwill associated therewith, and all registrations and applications to register any of the foregoing (“Trademarks”); (b) Internet protocol addresses, including domain names, e-mail addresses, world wide web and http addresses, top-level domains and country code top-level domains, network names, network addresses and services, and all registrations and applications to register any of the foregoing (“Domain Names”); (c) patents, patentable inventions and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), including any industrial design rights, industrial designs, design patents, industrial design or design patent registrations and applications therefor, schemes, plans, software and know-how of equipment and any renewals, reissues, reexaminations, provisionals, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patents and patent applications that are counterparts to such patents and patent applications, and any other national and multinational statutory invention registrations and disclosures relating thereto (“Patents”); (d) works of authorship and copyrights therein and thereto, whether registered or unregistered, such as bottle designs, label art, proprietary software and website content, and all registrations and applications to register any of the foregoing (“Copyrights”); (e) formulations, formulae, recipes, bill of materials, processing instructions, mixing instructions, liquor blend specifications, flavoring compositions, intermediates, testing information, business and marketing plans, customer lists, marketing and promotional programs, market surveys and know-how, including market know-how and other trade secrets (in each case whether now existing or developed or thought of, devised or developed in the future) (“Trade Secrets”), in each case, that derive economic value from not being generally known by other Persons, but excluding any Copyrights or Patents that cover or protect any of the foregoing; and (f) social media handles, user names, designations, identifiers and accounts and all content residing thereon (“Social Media IP”).
“Inventory” means (a) all finished goods inventories of the Products located in Panama, the United States or elsewhere, whether held on consignment or otherwise owned by the Transferred Companies or DUSA Corp. as of the date of the Closing, and (b) all WIP Inventory as of the date of the Closing.
“Inventory Escrow Amount” means an amount equal to the aggregate value of the WIP Inventory located in Venezuela as of the Inventory Count Date, as determined in accordance with Section 2.5(a).
“Inventory Escrow Fund” means the Inventory Escrow Amount deposited with the Escrow Agent, including any interest or other amounts actually earned thereon, less any amounts disbursed after the Closing in accordance with this Agreement and the Escrow Agreement.

“IRS” means the Internal Revenue Service of the United States or any successor agency or department with primary responsibility for adopting, interpreting and enforcing provisions of the Code.
“Knowledge” means, with respect to the Selling Parties, the knowledge of the persons listed in Schedule 1.1(e), after reasonable due inquiry (including of their respective direct reports) with respect to any matter in question.
“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority, including Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws, and Sanctions Laws.
“Leased Real Property” means (a) all real property leased, subleased or licensed to the Transferred Companies or which the Transferred Companies otherwise have a right or option to use or occupy and (b) all real property leased, subleased or licensed to any Selling Party or any of its Affiliates or Related Parties or the Retained Companies or which any Selling Party or any of its Affiliates or Related Parties or the Retained Companies otherwise have a right or option to use or occupy, in each case of clause (b) that is necessary for or used primarily in connection with the Business (excluding the Retained Business), and in the case of each of clauses (a) and (b), together with all rights of the lessee, sublessee, licensee or occupant to structures, facilities, fixtures, systems, and improvements attached or appurtenant thereto or erected thereon, and all easements, rights and appurtenances relating to the foregoing.
“Liability” means any liability, indebtedness, duty, commitment or other obligation of any kind and nature (whether known or unknown, express or implied, primary or secondary, direct or indirect, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, due or to become due or hereafter arising, or otherwise).
“Licorela” means Licorela S.A.S., a Colombian corporation.
“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or (b) materially impairs the ability of the Selling Parties to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (a) only, a “Material Adverse Effect” shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (i) changes generally affecting the alcohol or spirits industry, or the economy (local or otherwise) or the national or international capital, credit, financial or securities markets, (ii) the outbreak of war (whether or not declared), armed hostilities, sabotage or terrorism or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism, (iii) changes in Law, IFRS or GAAP first announced or proposed after the date of this Agreement, (iv) any epidemic, pandemic, other outbreak of illness or public health events (including COVID-19), (v) any earthquakes, hurricanes, floods or other natural disasters or any acts of God, (vi) the announcement of this Agreement or the transactions contemplated hereby, (vii) the taking of any action required by this Agreement or approved in writing by Brown-Forman, or (viii) the failure of the Business to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement; provided further, that, with respect to clauses (i) through (v), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Business, taken as a whole, as compared to other similarly situated companies or businesses in the alcohol or spirits industry.
“Net Working Capital” means, as of a specified date and without duplication, an amount (which may be positive or negative) equal to: (a) the consolidated current assets of the Business (other than the Retained Business), minus (b) the consolidated current liabilities of the Business (other than the Retained Business), in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles; provided, however, for the avoidance of doubt, the calculation of Net Working Capital shall exclude (i) any amounts or items relating to or included in Cash, Indebtedness, Transaction Expenses and Post-Closing Costs to the extent such amounts are reflected in the calculation of the Purchase Price (to avoid any double-counting with any other adjustments), (ii) any current or deferred Tax assets or Liabilities, and (iii) any other amounts or items related to activities of the Retained Business.
“OLA” means original liter of alcohol.
“Organizational Documents” means, with respect to a particular Person: (a) if such Person is a corporation, its certificate or articles of incorporation, organization or formation and its bylaws, together with any shareholders agreement or shareholder declaration (within the meaning of the applicable corporate statute); (b) if such Person is a general partnership, its partnership agreement and any statement of partnership; (c) if such Person is a limited partnership, its certificate of limited partnership and its limited partnership agreement; (d) if such Person is a limited liability company, its certificate or articles of formation or organization and limited liability company or operating agreement; (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; and (f) any amendment to any of the foregoing.
“Owned Real Property” means (a) all real property owned by the Transferred Companies and (b) all owned real property owned by any Selling Party or any of its Affiliates or Related Parties, in each case that is necessary for or primarily used in connection with the Business (other the Retained Business), in the case of each of clauses (a) and (b), together with all structures, facilities, fixtures, systems, and improvements attached or appurtenant thereto or erected thereon, and all easements, rights of way and appurtenances relating to the foregoing.
“Per OLA Value” means, with respect to any Rum, the IRUM book value of an OLA of such Rum supply including all costs of materials, labor and associated fees and costs, and costs of shipment to Panama, in each case as set forth on Schedule 1.1(f).
“Permitted Encumbrances” means, collectively, (a) statutory liens for current Taxes or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the Historical Accounting Principles, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business consistent with past practice of the Business (excluding the Retained Business) relating to obligations as to which there is no default on the part of any Selling

Party or for a period greater than sixty (60) days, (c) requirements of any Laws, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Authority, provided the same are complied with in all material respects and do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the conduct of the Business (excluding the Retained Business) as currently conducted, (d) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (e) Encumbrances on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements; (g) Encumbrances under applicable securities Laws; (h) Encumbrances set forth in the Organizational Documents of the Transferred Companies; (i) covenants, conditions, restrictions, easements and other similar matters of record affecting title to real property which do not impair in any material respect the occupancy or use of such real property for the purposes for which it is currently used in connection with the Business; and (j) Encumbrances set forth on Schedule 1.1(g).
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Information” means all data and information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly to a particular individual or is otherwise subject to any applicable Laws related to the privacy or security of information associated with an individual, including such information of visitors to or who use the Business’s websites.
“Portuguese Companies” means, collectively, DBU and IRUM.
“POS” means any point of sale, promotional or advertising materials (including all drawings, plans, artwork, slides, transparencies, and screen proofs) directly associated with the Inventory to the extent that those materials are tracked in the Selling Parties’ or the Transferred Companies’ inventory. POS is not “Inventory” for purposes of this Agreement.
“Post-Closing Cost Cap” means $50,000,000.
“Post-Closing Cost Deposit” means an amount equal to the Post-Closing Cost Cap deposited with the Escrow Agent, together with any interest or other amounts actually earned thereon, less any amounts disbursed after the Closing in accordance with this Agreement and the Escrow Agreement.
“Post-Closing Cost Escrow Amount” means an amount equal to 200% of the difference between (a) the aggregate amount of Post-Closing Costs set forth on Schedule 3.13(d), minus (b) the Post-Closing Cost Cap.
“Post-Closing Cost Escrow Fund” means the Post-Closing Cost Escrow Amount deposited with the Escrow Agent, including any interest or other amounts actually earned thereon, less any amounts disbursed after the Closing in accordance with this Agreement and the Escrow Agreement.

“Post-Closing Costs” has the meaning set forth in Schedule 1.1(h).
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date (and the portion of any Straddle Tax Period ending on or before (and including) the Closing Date).
“Pre-Closing Taxes” means all Taxes (a) for which any of the Transferred Companies are liable (i) with respect to any Pre-Closing Tax Period, calculated by using an interim closing of the books method, (ii) as a result of being a member of an Affiliated Group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, or (iii) as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (b) that constitute the employer portion of Social Security Taxes payable by any of the Transferred Companies with respect to any compensatory amounts paid or payable for a Pre-Closing Tax Period or deferred in accordance with any COVID-19 Response Law, (c) attributable to any inclusion under Section 951(a), Section 951A, or Section 1293 of the Code in the gross income of Brown-Forman or its Affiliates at the end of the taxable year of any of the Transferred Companies that includes, but does not end on, the Closing Date as a result of income accrued, transactions effected or investments made on or prior to the Closing Date, (d) on any and all income attributable to deferred revenue, prepaid amounts, and advance payments received or accrued before the Closing, or a change in or improper use of a method of accounting under Section 481 of the Code (or any similar provision of applicable law) prior to the Closing (whether or not such income would actually have been includable in a Pre-Closing Tax Period), or (e) arising out of or resulting from this Agreement (including Transfer Taxes attributable to the Seller Reorganization or the Contribution, the Selling Parties’ share of any Transfer Taxes pursuant to Section 6.2 and any Taxes to the extent not withheld pursuant to Section 2.7).
“Purchase Price” means (a) the Estimated Purchase Price, as adjusted in accordance with Section 2.5, plus (b) any amounts paid to DUG, or as DUG shall direct, out of the Adjustment Escrow Fund, the Indemnity Escrow Fund, the Post-Closing Cost Escrow Fund, or the Inventory Escrow Fund.
“Related Party” means, with respect to any specified Person: (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (b) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (c) any immediate family member or Person who lives in the household of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, directly or indirectly, more than ten percent (10%) of the outstanding voting equity or ownership interests of such specified Person, beneficially or otherwise.
“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate of any Hazardous Substance into or through the Environment.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, attorneys, auditors, advisors, bankers and other representatives of such Person.
“Research and Development Files” means any files produced in connection with research and development conducted with respect to the Products and possible line extensions thereof as described on Schedule 1.1(i).
“Retained Business” means the business of the Selling Parties or the Retained Companies or their respective Affiliates (a) relating to the manufacture, production, distribution, importation, supply or sale of distillate and derivatives thereof, in each case unrelated to the Products (but including, with respect to DUSA Venezuela, any distributor contract or other similar arrangement to which it is a party in respect of the jurisdictions for which DUSA Venezuela acts as a distributor or importer), including, for the avoidance of doubt, with respect to Canaima gin and other alcohol and spirits that are not Products and other brands that are neither “Diplomatico” or “Botucal,” (b) as expressly provided for in or otherwise contemplated by the Supply Agreement or the Transition Services Agreement, and (c) including all licenses of Intellectual Property and Permits in relation to the foregoing (other Transferred Intellectual Property).
“Retained Companies” means, collectively, the Selling Parties and any of their respective Affiliates that is not a Transferred Company, including, for the avoidance of doubt, IHQ, Barberton, Licorela, Blue Ridge, DUG Panama, Terepaima Holdings, Inc., El Paso del Diplomatico, S.L., DUSA Venezuela and Vocatus.
“Retained Intellectual Property” means all Intellectual Property not related to, used in or necessary for the operation of the Business.
“Return” means any return, declaration, report, claim for refund, information report, statement, information statement or other document or filing with respect to Taxes (including any schedule or attachment thereto, and including any amendment thereof) or as part of Treasury Form TD F 90-22.1 and FinCEN 114 (Report of Foreign Bank and Financial Accounts) or similar form under non-U.S. Law.
“Rum” means the rum manufactured by DUSA Venezuela and exclusively used, or earmarked for exclusive use, in the Products. For the avoidance of doubt, Rum shall not include product or byproduct of fermentation or distillation process not blended in accordance with the Supply Agreement exclusively for the “Diplomatico” or “Botucal” brands.
“Sanctioned Party” means (a) any Person included on one or more of the Sanctioned Party Lists; (b) any Person owned, or for whom 50% of more of its Equity Interests are controlled (directly or indirectly), by one or more Persons on the U.S. Specially Designated Nationals and Blocked Persons List; or (c) any Person owned or controlled by a Person on the EU Financial Sanctions List.
“Sanctioned Party Lists” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all

administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of sanctioned parties maintained by other Governmental Authorities with regulatory authority over the Transferred Companies or the Business at the relevant time.
“Sanctions Laws” means those applicable trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury, Office of Foreign Assets Control); (b) the European Union and enforced by its member states; (c) the United Nations; (d) Her Majesty’s Treasury; or (e) other similar Governmental Authorities with regulatory authority over the Selling Parties or any of their Subsidiaries at the relevant time.
“Seller Reorganization” means the internal reorganization of DUG and its Subsidiaries consummated prior to the date hereof as described in the Reorganization Steps Plan (excluding, for the avoidance of doubt, the Contribution).
“Specified Contracts” has the meaning set forth on Schedule 1.1(j).
“Specified Representations” means the representations and warranties contained in (i) Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Capitalization), Section 3.18 (Taxes) and Section 3.24 (Brokers), and (ii) solely for purposes of ARTICLE IX, Section 3.5(a) and Section 3.5(b) (Title to Assets), Section 3.16(a) and Section 3.16(b) (Intellectual Property).
“Straddle Tax Period” means any taxable period that begins on or before and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.
“Target Inventory” means the targeted levels of WIP Inventory set forth in Schedule 1.1(k).
“Target Net Working Capital” means $45,000,000.
“Taxes” means (a) any and all U.S. federal, state, local and non-U.S. taxes, surtaxes, assessments, reassessments, fees, levies, withholdings, dues and other governmental charges, duties, contributions, impositions and Liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, corporation, capital gain, sales, turnover, use and occupation, and value added, goods and services, ad valorem, stamp transfer, registration, inheritance, net wealth, franchise, withholding, payroll, health, recapture, employment, social security, education, business, school, local improvement, excise, escheat and real and personal property taxes, customs and other import or export duties, capital taxes, transaction taxes and transfer taxes, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and (b) any Liability for payment of amounts described in clause

(a) whether as a result of transferee or successor liability, of being a member of an Affiliated Group for any period, pursuant to a Contract, through operation of Law or otherwise.
“Transaction Expenses” means the aggregate amount of any and all fees and expenses, to the extent unpaid as of immediately prior to the Closing, that are incurred by or on behalf of, or to be paid directly by, the Transferred Companies in connection with the process of selling the Business or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (a) all fees and expenses of counsel, advisors, consultants, investment bankers, finders, brokers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (including any process run by or on behalf of DUG in connection with such transactions); (b) fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties in connection with the transactions contemplated hereby; (c) any change of control payments, bonuses, or similar amounts payable or due by the Transferred Companies in connection with the transactions contemplated hereby, including any employer-share Taxes payable in connection therewith (whether or not deferred under any COVID-19 Response Law); (d) all fees and expenses incurred by the Transferred Companies in connection with the Seller Reorganization and the Contribution; (e) all fees and expenses incurred by the Transferred Companies in connection with the D&O Tail Policy; and (f) one-half of any stamp duty taxes that become payable in connection with the transactions contemplated by this Agreement; provided that “Transaction Expenses” shall not include any Post-Closing Costs.
“Transferred Assets” means all of the right, title and interest of the Selling Parties and their respective Affiliates or Related Parties in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, necessary for or used primarily in connection with the Business (excluding the Retained Business), as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in the Financial Statements, other than the Excluded Assets, including all right, title and interest of the Selling Parties and their respective Affiliates or Related Parties in and to the following:
(a)    all assets of the Business (other than the Retained Business) recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value was attributed);
(b)    all assets of the Business (other than the Retained Business) acquired by the Selling Parties and their Affiliates and Related Parties since the date of the Balance Sheet which, had they been held by the Selling Parties and their Affiliates and Related Parties on such date, would have been recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value would have been attributed);
(c)    all assets of the Selling Parties and their Affiliates and Related Parties that would be recorded or reflected on a balance sheet of the Business (excluding the Retained Business) as of the Closing Date prepared in accordance with the Historical Accounting Principles;

(d)    all Accounts Receivable;
(e)    all Transferred Contracts;
(f)    all Transferring Employees;
(g)    all credits, Cash Reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of the Selling Parties and their Affiliates and Related Parties arising from or related to the Business (other than the Retained Business);
(h)    all rights, claims, deposits, prepayments, refunds, credits, causes of action or rights of set-off against any Person, in each case other than with respect to Taxes, relating to or arising from the Business (other than the Retained Business), the Transferred Assets or the Assumed Liabilities, including (i) all rights under any Transferred Contract, including all rights to receive payment for Products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; and (ii) all rights under all guarantees, warranties, indemnities and insurance policies arising from or related to the Business (other than the Retained Business), the Transferred Assets or the Assumed Liabilities;
(i)    the books of account, general, financial, non-income Tax and accounting documents and other records and data, including supplier, customer and consumer lists, in each case, necessary for or used in connection with the Business (other than the Retained Business) and otherwise transferrable in accordance with applicable Law;
(j)    all Inventory;
(k)    all Research and Development Files;
(l)    the Transferred Intellectual Property;
(m)    all POS;
(n)    the goodwill and going concern value of the Business (excluding the Retained Business) and other intangible assets, if any, arising from or related to the Business only (excluding the Retained Business);
(o)    all Owned Real Property and all rights in respect of all Leased Real Property, and all machinery, equipment, furniture, furnishings, parts, spare parts, vehicles and other tangible personal property at the Leased Real Property or that is necessary for or used primarily in connection with the Business (excluding the Retained Business);
(p)    the “Diplomatico” branded merchandise owned by El Paso del Diplomatico, S.L.; and
(q)    all assets of any Employee Plans included in the Assumed Liabilities, including any and all re-insurance Contracts related thereto.

“Transferred Companies” means, collectively, (a) Diplomatico Branding Unipessoal Lda., a Portuguese private limited company (“DBU”), (b) International Bottling Services, S.A., a Panamanian corporation (“IBS”), (c) International Rum & Spirits Marketing Solutions, S.L., a Spanish company (“IMS”), and (d) International Rum & Spirits Distributors Unipessoal, Lda., a Portuguese private limited company which will be converted into a sociedade anónima in the context of the Contribution (“IRUM”).
“Transferred Contracts” has the meaning set forth in Schedule 1.1(l).
“Transferred Intellectual Property” means the Intellectual Property used in the conduct of the Business that is owned or purported to be owned by a Selling Party, any other Retained Company, or the Transferred Companies, including all current, former and in-development versions of the formulas and recipes for the Products (and all related Trade Secret rights) and all rights in the bottle designs set forth on Schedule 1.1(m); together with (i) any remedies against infringements thereof and other Enforcement Rights, and all reasonably accessible files that are stored only in electronic form associated with the Transferred Intellectual Property (excluding, for the avoidance of doubt, communications between a Transferred Company or any of its Affiliates, on the one hand, and any Transferred Company’s or such Affiliate’s legal counsel, on the other hand), (ii) all rights under or in respect of the foregoing Transferred Intellectual Property, including all rights to sue and recover Damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the Laws of any jurisdiction, and (iii) the goodwill and going concern value of the foregoing. For clarity, the Transferred Intellectual Property does not include the Retained Intellectual Property.
“Transferring Employees” means the employees of DUSA Corp. or the Retained Companies listed on Schedule 1.1(n), in each case, who shall be employed by Brown-Forman or any of its Subsidiaries from and after the Closing Date, it being understood that the individuals set forth on Schedule 1.1(o) are not Transferring Employees.
“Transition Services Agreement” means that certain transition services agreement, the form of which will be agreed by each of Brown-Forman and DUG between the date hereof and the Closing Date, pursuant to which DUG and IHQ shall provide Brown-Forman the services set forth in the Schedule substantially in the form attached hereto as Exhibit G, to be entered into as of the Closing Date, by and among DUG and IHQ or another Affiliate of DUG, on the one hand, and Brown-Forman or its designated Affiliate, on the other hand.
“Treasury Regulations” means the U.S. income Tax regulations, including temporary and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time.
“Union” means an organization of employees formed for purposes that include the regulation of relations between employees and employer and includes a provincial, territorial, national or international trade union, certified council of trade unions, employee bargaining agent or affiliated bargaining agent, and any organization which has been declared a trade union pursuant to applicable labor relations legislation or which qualifies as a Union.

“Unionized Employees” means those Employees who are represented by a Union or whose terms of employment are covered by a collective bargaining agreement.
“Vocatus” means Vocatus Holding, a Costa Rican corporation.
“Willful Breach” means (a) a material breach of a covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with knowledge that the taking of such act or failure to act would, or would reasonably be expected to, cause or constitute a material breach of such covenant or agreement, or (b) any fraud, willful misconduct or intentional misrepresentation with respect to the making of any representation or warranty set forth in this Agreement.
“WIP Inventory” means, as of a particular date, all works-in-progress consisting of Rum and aging Distillate manufactured for use in the Products, stored in Panama (with respect to Rum) or Venezuela (with respect to both Rum and aging Distillate) and owned by the Transferred Companies, or in the case of such Rum or aging Distillate located in Venezuela, owned by DUSA Venezuela, as of such date.
“Working Capital Overage” means the amount (if any) by which the Estimated Net Working Capital exceeds the Target Net Working Capital; provided that there shall be no Working Capital Overage in the event that the Estimated Net Working Capital exceeds the Target Net Working Capital by an amount that is less than $500,000.
“Working Capital Underage” means the amount (if any) by which the Target Net Working Capital exceeds the Estimated Net Working Capital; provided that there shall be no Working Capital Underage in the event that the Target Net Working Capital exceeds the Estimated Net Working Capital by an amount that is less than $500,000.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:
Definition    Location
Accounts Receivable    Section 3.12(d)
Agreement    Preamble
Alternative Transaction    Section 5.6(a)(i)
Balance Sheet    Section 3.12(b)
Brown-Forman    Preamble
Business    Recitals
Business Group Employees    Section 5.11(a)(ii)
Buyer Indemnified Party    Section 9.2(a)
Claim Notice    Section 9.3(a)
Closing    Section 2.3(a)
Closing Cash    Section 2.5(c)
Closing Date    Section 2.3(a)
Closing Indebtedness    Section 2.5(c)
Closing Net Working Capital    Section 2.5(c)
Closing Transaction Expenses    Section 2.5(c)
Competing Business    Section 5.11(a)(i)
Confidentiality Agreement    Section 5.4(a)

Consulting Agreements    Recitals
Contribution Steps Plan    Section 2.8
Copyrights    Section 1.1
Customer    Section 5.11(a)(iii)
D&O Tail Policy    Section 5.16
DBU    Section 1.1
Debt Payoff Letter    Section 2.3(d)(x)
Disclosure Schedules    Article III
Domain Names    Section 1.1
Draft Purchase Price Allocation    Section 2.6(b)
DUG    Preamble
DUSA Corp    Preamble
Equipment Intellectual Property    Section 5.22
ERISA    Section 3.10(f)
Estimated Cash    Section 2.5(b)
Estimated Indebtedness    Section 2.5(b)
Estimated Net Working Capital    Section 2.5(b)
Estimated Transaction Expenses    Section 2.5(b)
Final Closing Statement    Section 2.5(c)
Financial Statements    Section 3.12 (a)
Foreign Antitrust Laws    Section 3.3(b)
HSR Act    Section 3.3(b)
IBS    Section 1.1
IBS Allocation    Section 2.6(a)
IMS    Section 1.1
Indebtedness    Section 1.1
Indemnified Party    Section 9.3(a)
Indemnifying Party    Section 9.3(a)
Independent Accounting Firm    Section 2.5(d)
Interim Financial Statements    Section 3.12(a)
Inventory Count Date    Section 2.5(a)
IRUM    Section 1.1
Material Contracts    Section 3.13(a)
Material Customer    Section 3.14 (a)
Material Supplier    Section 3.14(b)
Net Adjustment Amount    Section 2.5(h)(i)
Notice of Disagreement    Section 2.5(d)
Patents    Section 1.1
Payoff Indebtedness    Section 2.3(b)(iii)
Permits    Section 3.6(b)
Phase I Property    Section 5.2(c)
Preliminary Closing Statement    Section 2.5(b)
Products    Recitals
Reorganization Steps Plan    Section 3.27(a)
Restricted Country    Section 3.25(e)
Restrictive Covenant Agreements    Recitals
Seller Indemnified Party    Section 9.2(b)
Selling Parties    Preamble
Social Media IP    Section 1.1
Supply Agreement    Recitals
Tax Attribute    Section 3.18(q)

Testing    Section 5.2(d)
Third-Party Claim    Section 9.3(a)
Trade Secrets    Section 1.1
Trademarks    Section 1.1
Transaction Expenses Payoff Instructions    Section 5.14
Transfer Taxes    Section 6.2
Transferred Equity Interests    Recitals

ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of the Transferred Equity Interests. Upon the terms of and subject to the conditions set forth in this Agreement, at the Closing, DUG shall sell to Brown-Forman, and Brown-Forman shall purchase from DUG, all of the Transferred Equity Interests, free and clear of all Encumbrances thereon other than restrictions on transfer arising under applicable securities Laws. For all purposes of this Article II, any reference to “Brown-Forman” shall be understood to refer to Brown-Forman and its designees. For the avoidance of doubt, all Liabilities of the Transferred Companies will remain with the Transferred Companies.
Section 2.2    Purchase and Sale of the Transferred Assets. Upon the terms of and subject to the conditions set forth in this Agreement, at the Closing, (a) the applicable Selling Parties shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, the Transferred Assets, free and clear of any Encumbrances (other than Permitted Encumbrances), to Brown-Forman, and Brown-Forman shall purchase, accept, assume and acquire the Transferred Assets from such Selling Parties, and (b) Brown-Forman shall, from and after the Closing, assume and agree to pay, discharge when due, perform or otherwise satisfy the Assumed Liabilities. Notwithstanding anything contained in this Agreement to the contrary, (i) none of the Selling Parties is selling, and Brown-Forman is not purchasing, any right, title or interest in or to any assets other than the Transferred Assets, which other assets shall be retained by the Selling Parties, and (ii) Brown-Forman is not assuming any Liabilities other than the Assumed Liabilities; it being understood, for the avoidance of doubt, that, through its acquisition of the Transferred Equity Interests, Brown-Forman is purchasing all right, title or interest in or to all assets, and, except as otherwise set forth herein and without limitation of its rights to indemnification, assuming all Liabilities, of the Transferred Companies.
Section 2.3    Closing.
(a)    The sale and purchase of the Transferred Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities shall take place at a closing (the “Closing”) to take place remotely via the electronic exchange of documents and signatures, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in ARTICLE VII (other than such conditions as may, by their terms, can only be satisfied at the Closing or on the Closing Date) or at such other place or at such other time or on such other date as Brown-Forman and DUG mutually may agree in writing; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing actually takes place is referred to as the “Closing Date.” For all purposes under this Agreement, except as otherwise expressly provided in this Agreement, the Closing shall be deemed to have occurred as of 12:00 a.m., New York City time, on the Closing Date, irrespective of the actual occurrence of the Closing at any particular time on the Closing Date.

(b)    In full consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets and the Transferred Equity Interests to Brown-Forman, at the Closing, Brown-Forman shall:
(i)    deliver to each of the Selling Parties, by wire transfer, to one or more bank accounts designated in writing by DUG at least two (2) Business Days prior to the Closing Date, an amount equal to such Selling Party’s proportionate share (as specified in Schedule 2.3(b)(i)) of the Estimated Purchase Price in immediately available funds in U.S. dollars;
(ii)    deposit the Adjustment Escrow Amount, the Post-Closing Cost Escrow Amount, the Post-Closing Cost Deposit, the Inventory Escrow Amount and the Indemnity Escrow Amount by wire transfer in five separate accounts with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;
(iii)    deliver or cause to be delivered on behalf of the Transferred Companies or the applicable Selling Party the amount payable to each holder of Indebtedness identified on Schedule 2.3(b)(iii) (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and Liabilities of the Transferred Companies or the applicable Selling Party or the Business related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;
(iv)    deliver or cause to be delivered on behalf of the Selling Parties or their Subsidiaries (including the Transferred Companies), as applicable, the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement; and
(v)    assume the Assumed Liabilities.
(c)    At the Closing, Brown-Forman shall deliver or cause to be delivered to DUG the following documents:
(i)    a counterpart of the Assignment of Transferred Contracts, duly executed by Brown-Forman;
(ii)    a counterpart of the Assumption Agreement, duly executed by Brown-Forman;
(iii)    a counterpart of the Supply Agreement, duly executed by IRUM;
(iv)    a counterpart of the Transition Services Agreement, duly executed by Brown-Forman or its designated Affiliate;
(v)    counterparts of the Escrow Agreement, duly executed by Brown-Forman and the Escrow Agent; and

(vi)    a duly executed certificate of an executive officer of Brown-Forman certifying the fulfillment of the conditions set forth in Section 7.2(a) and Section 7.2(b).
(d)    At the Closing, the Selling Parties shall deliver or cause to be delivered to Brown-Forman the following documents:
(i)    (A) other than with respect to IRUM, certificates representing the applicable Transferred Equity Interests, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed; and (B) with respect to IRUM, certificates representing the applicable Transferred Equity Interests endorsed to Brown-Forman, with the transfer notice addressed by DUG to IRUM for registration of the transfer of the shares representing the share capital of IRUM pursuant to article 102 of the Portuguese Securities Code (Código dos Valores Mobiliários);
(ii)    the Bill of Sale, duly executed by the applicable Selling Parties;
(iii)    a counterpart of the Assignment of Intellectual Property, duly executed by the applicable Selling Parties and the applicable Retained Companies, on the one hand, and DBU, on the other hand;
(iv)    a counterpart of the Assignment of Transferred Contracts, duly executed by the applicable Selling Parties and their respective applicable Affiliates and Related Parties;
(v)    a counterpart of the Assumption Agreement, duly executed by DUSA Corp.;
(vi)    a counterpart of the Supply Agreement, duly executed by DUG Panama;
(vii)    a counterpart of the Transition Services Agreement, duly executed by DUG;
(viii)    a counterpart of the Escrow Agreement, duly executed by DUG;
(ix)    a copy of the letter submitted by DUG to the board of directors of IRUM for registration of the transfer of the shares representing the share capital of IRUM, pursuant to article 102 of the Portuguese Securities Code (Código dos Valores Mobiliários);
(x)    a payoff letter duly executed by each holder of Payoff Indebtedness, in which such holder shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Transferred Companies or the applicable Selling Party arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances (other than Permitted Encumbrances) in favor of such holder in connection therewith shall be released; and (iii)

such holder shall return to the applicable Transferred Company or the applicable Selling Party all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness (each such payoff letter, a “Debt Payoff Letter”);
(xi)    an invoice received from each payee referred to in the Transaction Expenses Payoff Instructions in which the payee shall agree that upon payment of the amounts specified in the Transaction Expenses Payoff Instructions, all obligations of the applicable Selling Party or Transferred Company to such payee to date shall be repaid, discharged and extinguished in full;
(xii)    a duly executed certificate of an executive officer of DUG certifying the fulfillment of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c);
(xiii)    written letters of authorization or confirmation from the applicable Selling Party or its Affiliate to be sent to all relevant national, federal and state alcoholic beverage authorities immediately following the Closing to the effect that Brown-Forman or its designees are authorized by such Selling Party or Affiliate, as applicable, in accordance with the terms and conditions of this Agreement, to use bottles, pre-printed bottling labels, shipping cartons and advertising and promotional material and trade dress thereon included in the Transferred Assets that refer to any corporate or trade name used in the Business (including as contemplated by Section 5.9 herein);
(xiv)    for DUSA Corp., a valid and properly completed and executed IRS Form W-9 executed on behalf of such entity by a duly authorized representative, in form and substance reasonably satisfactory to Brown-Forman;
(xv)    for DUG, a valid and properly completed and executed version of IRS Form W-8BEN-E executed on behalf of such entity by a duly authorized representative, in form and substance reasonably satisfactory to Brown-Forman;
(xvi)    a certificate issued by the management body of DUG certifying the approval of the transactions contemplated by this Agreement by a general shareholders’ meeting of DUG pursuant to Section 160 f) of the Spanish Companies Act;
(xvii)    documentary evidence that the Contribution has been consummated in accordance with the Contribution Steps Plan; and
(xviii)    such other bills of sale, deeds, assignments and other instruments of assignment, transfer or conveyance, and related certificates and other deliverables, in form and substance reasonably satisfactory to Brown-Forman, as Brown-Forman and the Selling Parties may mutually agree are necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Transferred Equity Interests and the Transferred Assets to Brown-Forman and to put Brown-Forman in actual possession or control of the Transferred Equity Interests and the Transferred Assets, duly executed by the applicable Selling Parties, including the deliverables and documentation set forth on Schedule 2.3(d)(xviii).

(e)    As soon as practicable after Closing and in any event by no later than thirty (30) days following the Closing, Brown-Forman shall:
(i)    cause IRUM to pass the relevant resolutions as sole shareholder of IMS in exercise the powers of the shareholders meeting under Section 15 of the Spanish Companies Act, acknowledging the resignation of the directors of IMS and resolving the appointment of new directors and the change of corporate seat;
(ii)    cause IMS to declare the new ultimate beneficial owner (acta de titularidad real) pursuant to the applicable Anti-Money Laundering Law;
(iii)    approve shareholder resolutions of the Portuguese Companies to acknowledge the resignation of any members of the corporate bodies of the Portuguese Companies, as per Section 5.15 below, and resolve the appointment of any members to the corporate bodies of the Portuguese Companies, and cause the Portuguese Companies to file the corresponding request for registration of the resignations and appointments of members to the corporate bodies with the Portuguese Commercial Registry Office;
(iv)    cause the Portuguese Companies to request for an amendment to the central registry of beneficial owners (registo central de beneficiário efetivo) of the Portuguese Companies to reflect the new shareholder structure and ultimate beneficiary ownership of the Portuguese Companies; and
(v)     hold a general shareholders’ meeting of IBS to resolve (A) on the change of directors and officers in IBS, (B) revoke any and all powers of attorney granted by IBS, and (C) the change of the resident agent of IBS.
Section 2.4    Consents and Waivers; Further Assurances.
(a)    Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Transferred Contract, Permit, right or other Transferred Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given. The Selling Parties shall use their respective commercially reasonable efforts, and Brown-Forman shall cooperate reasonably with the Selling Parties, to obtain such consents and waivers and to resolve any impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to Brown-Forman all of the Transferred Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, the Selling Parties shall continue to use their respective commercially reasonable efforts to obtain the relevant consents or waivers, and the Selling Parties will reasonably cooperate with Brown-Forman in any lawful and economically feasible arrangement to provide that Brown-Forman shall receive the interest of the Selling Parties in the benefits under any such Transferred Contract, Permit, right or other Transferred Asset, including performance by the Selling Parties, if economically feasible, as agent.
(b)    From time to time, whether before, at or following the Closing, the Selling Parties and Brown-Forman shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Brown-Forman all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Brown-Forman under this Agreement and the Ancillary Agreements and to assure fully to the Selling Parties the assumption of the Liabilities intended to be assumed by Brown-Forman pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.
Section 2.5    Inventory Count; Purchase Price Adjustment.
(a)    Within five (5) Business Days prior to the Closing, Representatives of DUG and Brown-Forman shall take a physical count and inspection of the Inventory and POS located at each of the sites set forth on Schedule 2.5(a) (the date on which such count and inspection occurs, the “Inventory Count Date”). DUG and Brown-Forman shall, and DUG shall cause the Retained Companies to, cooperate reasonably in connection with such physical count and inspection. The value of the WIP Inventory as of the Inventory Count Date shall be based on the value set forth in the books and records of DUSA Venezuela and calculated in US dollars or Euros.
(b)    At least five (5) Business Days prior to the Closing Date, DUG shall prepare, or cause to be prepared, and deliver to Brown-Forman a written statement (the “Preliminary Closing Statement”) setting forth in reasonable detail (i) DUG’s estimates of Cash (the “Estimated Cash”), Net Working Capital (“Estimated Net Working Capital”), Indebtedness (“Estimated Indebtedness”), and Transaction Expenses (“Estimated Transaction Expenses”) and (ii) on the basis of the foregoing, a calculation of the Estimated Purchase Price. The Estimated Cash, Estimated Net Working Capital, Estimated Indebtedness, Estimated Transaction Expenses and the Estimated Purchase Price shall be calculated in accordance with the Applicable Accounting Principles, in each case, estimated as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date and, except with respect to Estimated Transaction Expenses, without giving effect to the transactions contemplated by this Agreement. The Selling Parties will afford Brown-Forman and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to only those personnel, properties, books and records of the Business or the Transferred Companies that relate exclusively to the items comprising the Preliminary Closing Statement for purposes of preparing and reviewing the calculations contemplated by this Section 2.5(b).
(c)    Within one hundred and twenty (120) days after the Closing Date, Brown-Forman shall prepare, or cause to be prepared, and deliver to DUG a written statement (the “Final Closing Statement”) that shall include and set forth (i) a calculation in reasonable detail of the actual amounts of Cash (the “Closing Cash”), Net Working Capital (“Closing Net Working Capital”), Indebtedness (“Closing Indebtedness”) and Transaction Expenses (“Closing Transaction Expenses”), and (ii) on the basis of the foregoing, a calculation of the Estimated Purchase Price, in each case, determined as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date and, except with respect to Closing Transaction Expenses, without giving effect to the transactions contemplated by this Agreement, using the Applicable Accounting Principles.

(d)    The Final Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof, unless prior to the end of such period, DUG delivers to Brown-Forman a written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to Closing Cash, Closing Net Working Capital, Closing Indebtedness or Closing Transaction Expenses as set forth in the Final Closing Statement. The Selling Parties shall be deemed to have agreed with all items and amounts of Closing Cash, Closing Net Working Capital, Closing Indebtedness and Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.5(e).
(e)    During the fifteen (15)-Business Day period following delivery of a Notice of Disagreement by DUG to Brown-Forman, the parties shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Cash, Closing Net Working Capital, Closing Indebtedness or Closing Transactions Expenses as specified therein. Any disputed items resolved in writing between DUG and Brown-Forman within such fifteen (15)-Business Day period shall be final and binding with respect to such items, and if DUG and Brown-Forman agree in writing on the resolution of each disputed item specified by DUG in the Notice of Disagreement and the amount of the Closing Cash, Closing Net Working Capital, Closing Indebtedness or Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If DUG and Brown-Forman have not resolved all such differences by the end of such fifteen (15)-Business Day period, DUG and Brown-Forman shall submit, in writing, to KPMG LLP, or, if KPMG LLP is not able or willing to act in such capacity, a mutually agreed and internationally recognized independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Cash, Closing Net Working Capital, Closing Indebtedness and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Cash, Closing Net Working Capital, Closing Indebtedness and Closing Transaction Expenses. DUG and Brown-Forman shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in DUG’s and Brown-Forman’s respective calculations of the Closing Cash, Closing Net Working Capital, Closing Indebtedness and Closing Transaction Expenses that are identified as being items and amounts to which DUG and Brown-Forman have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Cash, Closing Net Working Capital, Closing Indebtedness and Closing Transaction Expenses shall be based solely on written materials submitted by DUG and Brown-Forman (i.e., not on independent review). In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to resolve differences in disputed items as specified in this Agreement. The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review; provided, that the foregoing shall not prevent or restrict DUG or Brown-Forman from bringing any Action (including any Action seeking an injunction, specific performance, or other equitable relief) (x) in connection with an actual or threatened breach by a party of the terms and conditions set forth in this Section 2.5 or (y) to enforce any final determination by the Independent Accounting Firm, in each case, in any court or other tribunal of competent jurisdiction and otherwise in accordance with Section 10.9. Each of the Selling Parties and Brown-Forman represents and warrants to the other parties that neither they nor any of their Affiliates (taken as a whole) has had any material business or material audit relationship with KPMG LLP over the last five (5) years.
(f)    The costs of any dispute resolution pursuant to this Section 2.5, including the fees and expenses of the Independent Accounting Firm (but not the fees and expenses of the Representatives of each party), shall be borne by Brown-Forman and DUG in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(g)    Brown-Forman and the Selling Parties will afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to only those personnel, properties, books and records of the Business or the Transferred Companies that relate exclusively to the items comprising the Final Closing Statement for purposes of preparing and reviewing the calculations contemplated by this Section 2.5. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.5; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to and non-reliance on such work papers in form and substance acceptable to such accountants.
(h)    The Purchase Price shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.5 minus the Estimated Net Working Capital, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.5, plus (C) the Closing Cash as finally determined pursuant to this Section 2.5 minus the Estimated Cash, plus (D) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.5.
(ii)    If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, (A) Brown-Forman and DUG shall deliver a joint written notice to the Escrow Agent specifying the Net Adjustment Amount and directing the Escrow Agent to pay all funds in the Adjustment Escrow Fund to DUG or to such other Person as DUG shall direct, and (B) Brown-Forman, on or prior to the same date as the Escrow Agent is required to distribute the Adjustment Escrow Fund to DUG pursuant to the terms of the Escrow Agreement, shall pay or cause to be paid the Net Adjustment Amount to DUG or to such other Person as DUG shall direct.
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, Brown-Forman and DUG shall deliver a joint written notice to the Escrow Agent specifying the Net Adjustment Amount and directing the Escrow Agent to pay the Net Adjustment Amount out of the Adjustment Escrow Fund to Brown-Forman in accordance with the terms of the Escrow Agreement. If the Adjustment Escrow Fund is insufficient to cover the entire amount payable to Brown-Forman pursuant hereto, then Brown-Forman and DUG shall deliver a joint written notice to the Escrow Agent directing the Escrow Agent to distribute the entire Adjustment Escrow Fund to Brown-Forman in accordance with the terms of the Escrow Agreement, and DUG, on or prior to the same date as the Escrow Agent is required to distribute the Adjustment Escrow Fund to Brown-Forman pursuant to the terms of the Escrow Agreement, shall pay or cause to be paid an amount to Brown-Forman equal to the amount of such deficiency. In the event that DUG shall fail to pay the amount of such deficiency at the time period specified in the immediately preceding sentence, Brown-Forman may, in its sole discretion, deliver written notice to the Escrow Agent and DUG specifying such amount and directing the Escrow Agent to pay such amount out of the Indemnity Escrow Fund to Brown-Forman in accordance with the terms of the Escrow Agreement; provided, that DUG shall remain liable in the event the Indemnity Escrow Fund is insufficient to cover the amount of such deficiency. No failure on the part of Brown-Forman to deliver a notice as specified in the immediately preceding sentence shall relieve DUG of the obligation to pay the amount of such deficiency to Brown-Forman. In the event the amount of funds in the Adjustment Escrow Fund exceeds the Net Adjustment Amount, then Brown-Forman and DUG shall deliver a joint written notice to the Escrow Agent directing the Escrow Agent to, after paying the Net Adjustment Amount to Brown-Forman as provided herein, pay the remaining funds in the Adjustment Escrow Fund to DUG or as DUG shall direct.
(iv)    Payments required to be made pursuant to this Section 2.5(h) shall be made within two (2) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.5 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment. If any such payment is not made on the date it is due, such amounts to be paid shall bear interest from the date such payment is due to the date of such payment at a rate equal to the rate of interest from time to time designated and published as the “US prime rate” in The Wall Street Journal, calculated on the basis of a year of three hundred sixty-five (365) days and the number of days elapsed.
Section 2.6    Purchase Price Allocation.
(a)    As promptly as practicable after the date hereof, Brown-Forman and DUG shall use their commercially reasonable efforts to agree on the portion of the Purchase Price that is allocable to IBS. If DUG and Brown-Forman cannot reach an agreement within thirty (30) days after the date hereof, such dispute shall be resolved by the Independent Accounting Firm no later than three (3) Business Days prior to the Closing Date (the allocation, as finally resolved, the “IBS Allocation”).
(b)    Subject to Section 2.6(a), within thirty (30) days of the later of (i) sixty (60) days after the Closing Date and (ii) the final determination of the Net Adjustment Amount in accordance with this Agreement, Brown-Forman shall deliver to the Selling Parties an allocation of the Purchase Price and all other amounts treated as consideration for applicable Tax purposes among the Transferred Equity Interests and the Transferred Assets (the “Draft Purchase Price Allocation”). If the Selling Parties do not object to the Draft Purchase Price Allocation within forty-five (45) days of receipt thereof, then the Draft Purchase Price Allocation shall become final and binding on the parties. If the Selling Parties object to the Draft Purchase Price Allocation within such forty-five (45) day period, then Brown-Forman and DUG shall negotiate in good faith to resolve promptly any such objection. Any such objection to the Draft Purchase Price Allocation shall be made in writing to Brown-Forman and shall set forth the basis for such objection. If DUG and Brown-Forman agree on a final purchase price allocation (the “Purchase Price Allocation”), for all applicable Tax purposes, the Selling Parties and Brown-Forman shall file Returns in all respects and for all purposes consistent with the Purchase Price Allocation (properly taking into account any adjustments to the Purchase Price under this Agreement) and shall not take any position (whether in audits, Returns, or otherwise) that is inconsistent with the foregoing, except as otherwise required by Law. If and to the extent DUG and Brown-Forman fail to agree on a purchase price allocation, Brown-Forman and the Selling Parties may file all Returns in such manner as they deem reasonable in their own discretion. It is the intent of the parties that the Purchase Price shall be allocated primarily to the Transferred Intellectual Property.
Section 2.7    Withholding. Brown-Forman and its agents are entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable by it pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld therefrom or with respect thereto under applicable Tax Law (including the Code); provided, that, except with respect to compensatory payments, in the event of a failure to timely provide the documentation described in Section 2.3(d)(xiv) or Section 2.3(d)(xv) or any such deduction or withholding required under Panamanian Law with respect to the purchase of the Equity Interests of IBS (determined in accordance with the IBS Allocation), Brown-Forman shall use commercially reasonable efforts to give a Selling Party in respect of which such deduction or withholding is to be made at least three (3) Business Days prior written notification of its intention to make any such deduction or withholding (including the basis therefor), to the extent practicable, and shall cooperate reasonably and in good faith with such Person to mitigate, reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that any amount is so deducted and withheld, such amount shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.8    Contribution. Notwithstanding anything to the contrary in this Agreement, in anticipation of the Closing, the Selling Parties shall undertake, and shall cause to be undertaken, as promptly as practicable after the date hereof, the Contribution in accordance with the actions specified in the steps plan attached hereto as Exhibit F (the “Contribution Steps Plan”), at the times and in the sequence set forth therein. The Selling

Parties and each of their respective Affiliates shall (a) provide to Brown-Forman drafts of all documents effectuating the Contribution for review and comment by Brown-Forman, which comments the Selling Parties shall consider in good faith; and (b) otherwise reasonably cooperate with Brown-Forman and its Affiliates in connection with the Contribution (including by providing such information or documentation relating to the Contribution as may be reasonably requested from time to time by Brown-Forman or its Affiliates). In no event shall the Contribution deviate in any manner from the Contribution Steps Plan without the prior written consent of Brown-Forman (such consent not to be unreasonably withheld, conditioned or delayed).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
Except as set forth in the disclosure schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the Sections or subsections hereof to which such Disclosure Schedule relates and any other Section or subsection hereof to which the relevance of such Disclosure Schedule is reasonably apparent on its face), each of the Selling Parties hereby jointly and severally represents and warrants to Brown-Forman, as of the date hereof and as of the Closing Date, as follows:
Section 3.1    Organization. Each of the Selling Parties and the Transferred Companies is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, and each of the Selling Parties and the Transferred Companies has all necessary corporate or other requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties, including the Transferred Equity Interests and the Transferred Assets, as applicable. Each Selling Party and each Transferred Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Transferred Equity Interests or the Transferred Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. There are no bankruptcy, insolvency, reorganization or arrangement proceedings threatened or commenced by any Person, or pending that involve any of the Selling Parties or the Transferred Companies.
Section 3.2    Authority. Each of the Selling Parties, the applicable Retained Companies and each Transferred Company has or will have, as applicable, the corporate or other requisite power and authority to execute and deliver this Agreement and/or each other Ancillary Agreement to which it is or will be a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Selling Parties, the applicable Retained Companies and the Transferred Companies of this Agreement and/or each of the Ancillary Agreements to which they are or will be party and the consummation by each of the Selling Parties, the applicable Retained Companies and the Transferred Companies of the transactions contemplated hereby and/or thereby have been duly and validly authorized by all necessary corporate or other requisite action of each of the Selling Parties, the applicable Retained Companies and the Transferred Companies. This Agreement has been, and the Ancillary Agreements to which any of the Selling Parties, the applicable Retained Companies or the Transferred Companies will be party will be, duly executed and delivered by each of the Selling Parties, the applicable Retained Companies and the Transferred Companies, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Selling Parties, the applicable Retained Companies and the Transferred Companies, enforceable against them in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 3.3    No Conflict; Required Filings and Consents.
(a)    Except as set forth on Schedule 3.3, the execution, delivery and performance by the Selling Parties, the applicable Retained Companies and the Transferred Companies of this Agreement and/or of each of the Ancillary Agreements to which they are or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)    conflict with or violate the Organizational Documents of any of the Selling Parties, the applicable Retained Companies or the Transferred Companies;
(ii)    conflict with or violate any Law applicable to any of the Selling Parties, the applicable Retained Companies, the Transferred Companies, the Transferred Equity Interests or any of the Transferred Assets or by which any of the Selling Parties, the applicable Retained Companies, the Transferred Companies, the Transferred Equity Interests or the Transferred Assets are bound or affected;
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, or give rise to a right of payment under, or the right to terminate, amend, modify, abandon or accelerate obligations under any Permit, Material Contract or Specified Contract; or
(iv)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of any of the Selling Parties, the applicable Retained Companies, the Transferred Companies or the Business under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the assets or properties of the Transferred Companies, the Transferred Equity Interests or the Transferred Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, obligation, instrument or other Contract to which any Selling Party or any Transferred Company is a party or by which any Selling Party, any applicable Retained Company, any Transferred Company, the Business, the Transferred Equity Interests or the Transferred Assets may be bound or affected.
(b)    None of the Selling Parties, the applicable Retained Companies or the Transferred Companies is required to file, seek or obtain any notice, authorization,

approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Selling Parties, the applicable Retained Companies or the Transferred Companies of this Agreement or any of the Ancillary Agreements to or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), if any, or (ii) as may be necessary solely as a result of any facts or circumstances relating to Brown-Forman or any of its Affiliates.
Section 3.4    Capitalization.
(a)    Schedule 3.4(a)(i) sets forth, for each Transferred Company, the amount of its authorized capital stock or other Equity Interests, the amount of its outstanding capital stock or other Equity Interests, and the record and beneficial owners of its outstanding capital stock or other Equity Interests. Except for the Transferred Equity Interests and the Equity Interests to be issued or transferred pursuant to the Contribution in accordance with the Contribution Steps Plan, none of the Transferred Companies has issued or agreed to issue any share of capital stock or other Equity Interest. The Equity Interests of the Transferred Companies are duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Encumbrance, other than restrictions on transfer under applicable securities Laws. All of the Equity Interests of the Transferred Companies have been offered, sold and delivered by the Transferred Companies in compliance with all applicable U.S. federal and state or non-U.S. securities Laws, as applicable. Except as set forth on Schedule 3.4(a)(ii) with respect to the Contribution and for the rights granted to Brown-Forman under this Agreement, there are no outstanding obligations of any Transferred Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other Equity Interests of any Transferred Company. No shares of capital stock or other Equity Interests of any Transferred Company, including the Transferred Equity Interests, have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of such Transferred Company or any Contract to which such Transferred Company is a party or by which such Transferred Company is bound.
(b)    Except for the Subsidiaries listed on Schedule 3.4(b), following the Seller Reorganization and after giving effect to the Contribution, no Transferred Company directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any Liability of, any Person.
Section 3.5    Title to Assets; Sufficiency of Assets.
(a)    One or more Selling Parties or their respective Subsidiaries has good and valid title to or a valid leasehold interest in all of the Transferred Assets, free and clear of any Encumbrance, other than Permitted Encumbrances. The delivery to Brown-Forman of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to Brown-Forman or its Subsidiaries (including the Transferred Companies after giving effect to the transactions contemplated by this Agreement) good and valid title to or a valid leasehold interest in all of the Transferred Assets, free and clear of any Encumbrance other than Permitted Encumbrances.
(b)    DUG is the sole record and beneficial owner of the Transferred Equity Interests. DUG owns the Transferred Equity Interests free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws. Following the Closing, Brown-Forman will own all of the Equity Interests of the Transferred Companies free and clear of any Encumbrances, other than restrictions on transfer under applicable securities Laws.
(c)    (i) The Transferred Assets, (ii) the assets owned, leased or licensed by, and Contracts of, the Transferred Companies as of immediately prior to the Closing, (iii) the goods and services contemplated by the Transition Services Agreement and the Supply Agreement and (iv) the rights afforded to Brown-Forman pursuant to this Agreement, collectively, constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Business immediately following the Closing (A) in substantially the same manner as the Business was conducted immediately prior to the consummation of the Seller Reorganization (without regard to the Seller Reorganization or the Contribution), (B) in the same manner as the Business was conducted immediately prior to the Closing, and (C) in the same manner as the Business is currently conducted.
Section 3.6    Compliance with Law; Permits. Except as set forth on Schedule 3.6:

(a)    The Selling Parties, the applicable Retained Companies and the Transferred Companies are and have for the last five (5) years been in compliance in all material respects with all material Laws applicable to them in connection with the conduct and operation of the Business and the ownership or use of the Transferred Assets (including applicable COVID-19 Measures). None of the Selling Parties, the applicable Retained Companies or the Transferred Companies or any of their executive officers has received during the past five (5) years, nor is there any basis for, any written (or to the Knowledge of the Selling Parties, oral) notice, order, complaint or other communication from any Governmental Authority or any other Person that any such Selling Party, applicable Retained Company, Transferred Company or the Business is not in compliance in all material respects with any such Laws.
(b)    The Selling Parties, the applicable Retained Companies and the Transferred Companies are in possession of all material permits necessary for the Selling Parties, the applicable Retained Companies and the Transferred Companies to own, lease and operate the Transferred Assets and to carry on the Business, as applicable, in all material respects as currently conducted (such permits, the “Permits”). DUSA Corp., the applicable Retained Companies, the Transferred Companies and the Business are and have been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Selling Parties, threatened. The applicable Retained Companies and the Transferred Companies will continue to have the use and benefit of all Permits currently in possession of the applicable Retained Companies and the Transferred Companies, as applicable, following the consummation of the transactions contemplated hereby.
Section 3.7    Real Property.
(a)    Schedule 3.7(a) sets forth a true and complete list of all Owned Real Property and all Leased Real Property. The Transferred Companies or one or more of the Selling Parties have (i) good and marketable title in fee simple to all Owned Real Property and (ii) valid leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Owned Real Property or, to the Knowledge of the Selling Parties, Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Selling Parties, has any such condemnation, expropriation or taking been proposed. All leases or other occupancy agreements of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease or other occupancy agreement by the Selling Parties, the Transferred Companies or, to the Knowledge of the Selling Parties, any other party thereto, nor does there exist any event which, with notice or lapse of time or both, would constitute a default thereunder by the Selling Parties, the Transferred Companies or, to the Knowledge of the Selling Parties, any other party thereto. All leases or other occupancy agreements of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing, or, if the same are assigned to Brown-Forman under this Agreement, following their assignment to Brown-Forman at the Closing.
(b)    Except as set forth on Schedule 3.7(b), there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Selling Parties, the Transferred Companies or the Business for the current use of such real property. There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or, to the Knowledge of the Selling Parties, the Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and state of repair sufficient for the requirements of the Business as currently conducted.
Section 3.8    Environmental. Except as set forth on Schedule 3.8:

(a)    The Selling Parties and the Transferred Companies are, and for the last five (5) years have been, in compliance in all material respects with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets. None of the Selling Parties or the Transferred Companies have received any written notice or complaint from a Governmental Authority or other Person alleging that any such Selling Party or Transferred Company has any Liability under any such Environmental Law or is not in compliance with any Environmental Law with respect to the Business or the Transferred Assets.
(b)    There is and there has been no Release of Hazardous Substances on any of the Owned Real Property or Leased Real Property or, to the Knowledge of the Selling Parties, any property (including any buildings, structures, improvements, soils and subsurface strata, surface water bodies, including drainage ways, and groundwaters thereof) formerly owned, leased or operated by the Transferred Companies (including, in the case of IBS, DWC and DML, of which IBS is successor by merger in connection with the Seller Reorganization), except, in each case, that would not reasonably be expected to give rise to material Liability under applicable Environmental Laws. None of the Selling Parties have received written notice (or, to the Knowledge of the Selling Parties, any other notice) from any Person alleging any obligation to conduct or pay for any investigatory, remedial or corrective action with respect to any Release or alleged Release associated with the Business, the Transferred Companies, the Transferred Assets, the Owned Real Property or the Leased Real Property. To the Knowledge of the Selling Parties, there have been no Releases at any location to which the Transferred Companies or the Business has sent any Hazardous Substances or waste for storage, handling, disposal or treatment, except in each case that would not reasonably be expected to give rise to material Liability for the Transferred Companies under applicable Environmental Laws. There is no pending or, to the Knowledge of the Selling Parties, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Selling Parties, threatened Action, with respect to the Business or the Transferred Companies relating to Hazardous Substances or otherwise under any Environmental Law.
(c)    The Selling Parties and the Transferred Companies hold all Environmental Permits necessary to conduct the Business as currently conducted, and are and have been for the past three (3) years in compliance therewith in all material respects. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) to the Knowledge of the Selling Parties, subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.
(d)    The Selling Parties and the Transferred Companies have made available to Brown-Forman all Environmental Permits necessary to conduct the Business as currently conducted and any material environmental assessment, investigation, remediation, and audit reports in their possession or to which they have reasonable access pertaining to compliance with Environmental Law or any Release of Hazardous Substances at any property or facility currently or previously owned, operated or leased by the Transferred Companies or the Selling Parties in connection with the Business.
Section 3.9    Employment Matters.
(a)    Schedule 3.9(a) sets forth a complete list of all Employees as of the date of this Agreement, including: (i) their employee identification number (but not their name); (ii) their position or title and job description; (iii) the location of their employment; (iv) their service dates; (v) their status as full-time, part-time or temporary; (vi) their compensation (including base salary or hourly rate), commissions and bonuses for the last twelve (12) months, and annual vacation entitlement; (vii) whether or not such Employee is on leave of absence together with the reason for the leave, their last date of active service and their expected date of return to work; (viii) for Employees in the United States, their Fair Labor Standards Act classification; and (ix) an indication of any individual who is a Unionized Employee and, if so, the applicable Union or the applicable collective bargaining agreement that covers their employment terms and conditions.

(b)    Except as set forth on Schedule 3.9(b), the Transferred Companies and DUSA Corp. have complied in all material respects with all Laws and orders, rulings, decrees, judgments and decisions of any Governmental Authority pertaining to employment and labor relations in relation to the Employees, including employment standards, labor standards, wages, hours of work, overtime, human rights, pay equity, employment equity, pensions, occupational health and safety, immigration, workers’ compensation, income tax withholding, payroll taxes or any other employment-related matter arising under applicable Law. There are no outstanding or, to the Knowledge of the Selling Parties, threatened Actions or orders by any Governmental Authority in relation to the Employees under any such Laws.
(c)    Except as set forth on Schedule 3.9(c), (i) no Union has bargaining rights covering the Employees employed in the Business, (ii) no Transferred Company nor DUSA Corp. is a party to, bound by, or affected by, either directly or by operation of Law, any collective bargaining agreement, which remains in place, and (iii) no Transferred Company nor DUSA Corp. is currently engaged in any labor negotiation with any Union. The Transferred Companies have not engaged and are not engaging in any unfair labor practice. As of the date hereof, no unfair labor practice complaint, certification application, grievance or arbitration proceeding is pending or, to the Knowledge of the Selling Parties, is threatened against any Transferred Company. To the Knowledge of the Selling Parties, there is no current or threatened union organizing, labor strike, slowdown, work stoppage, lockout, work-to-rule, or other similar labor disruption or dispute affecting any Transferred Company or any of the Employees.
(d)    Complete and accurate copies of all material employment policies, handbooks or manuals, if any, currently applicable to Employees have been provided to Brown-Forman prior to the date hereof.
(e)    Except as set forth on Schedule 3.9(e), the Transferred Companies or DUSA Corp., as applicable, have, in all material respects, properly classified all of their respective current and former officers, directors, managers, employees and individual independent contractors as either employees or independent contractors and as exempt or non-exempt, in each case in all material respects, for all purposes and have made all appropriate filings in connection with services provided by, and compensation paid to, such Persons.
(f)    To the Knowledge of the Selling Parties, no executive or management-level Employee intends to terminate employment with DUSA Corp. or the Transferred Companies, as applicable, within the twelve (12)-month period following the Closing Date.
(g)    To the Knowledge of the Selling Parties, no Employee is in violation of any material term of any agreement that contains non-disclosure, non-competition or other restrictive covenant obligations (i) in favor of any Transferred Company or the Business or (ii) in favor of a former employer of any such employee relating (A) to the right of any such employee to be employed by any Transferred Company or otherwise engaged in the Business, or (B) to the knowledge or use of Trade Secrets or other proprietary information.

(h)    There are no pending, and there have not been in the past three (3) years any, material allegations against any current or former employee for, and, to the Knowledge of the Selling Parties, no such Person has engaged in, harassment, discrimination or similar misconduct of any nature relating in any way to, the Transferred Companies or the Business, or breach of any policy of any Transferred Company relating to the foregoing and no such material allegation is pending or, to the Knowledge of the Selling Parties, threatened.
Section 3.10    Employee Plans.

(a)    Schedule 3.10(a) sets forth a true and complete list of all Employee Plans. True and complete copies of the Employee Plans and all material documents that support each Employee Plan have been provided to Brown-Forman. No Transferred Company is a party to or bound by, nor does it have any material Liabilities with respect to, any Employee Plans other than those listed in Schedule 3.10(a). None of the Transferred Companies has made any legally binding commitment, in each case, to or for the benefit of any Employees to create a new Employee Plan or materially modify any existing Employee Plan.
(b)    None of the execution and delivery of this Agreement, the observance and performance by the Selling Parties and Brown-Forman of their obligations under this Agreement or the Closing will, in and of itself, accelerate the time of vesting or payment under any pension plan, require any accelerated funding or additional securing of benefits under any pension plan or increase the rights or entitlements of any Employee or former employee under any pension plan.
(c)    Except as set forth on Schedule 3.10(c), each Employee Plan has been in material compliance with and is established, registered (where required or permitted by Law), administered, funded and invested in all material respects in accordance with all applicable Law and the terms of such Employee Plan.
(d)    With respect to each Employee Plan that is a pension plan, the Selling Parties have delivered to Brown-Forman true and complete copies of each of the following documents:
(i)    all material written descriptions of the pension plan provided to Employees within the past three (3) years;
(ii)    if the pension plan is now or has at any time been funded through a trust, a copy of the current trust agreement (if applicable), including all amendments thereto, and the most recent financial statements and tax returns of the trust;
(iii)    if the pension plan is funded through any third-party funding arrangement other than a trust, a copy of the current agreement or policy governing that arrangement, including all amendments thereto, and the most recent financial information related to such arrangement;
(iv)    all other material Contracts relating to the Employee Plan, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

(v)    the annual information return filed in respect of the pension plan with any applicable Governmental Authority for each of the last two (2) completed years;
(vi)    the two (2) most recently completed actuarial reports prepared in respect of the pension plan as filed with any applicable Governmental Authority;
(vii)    the most recent financial statements filed in respect of the pension plan with any Governmental Authority;
(viii)    if applicable, evidence that the pension plan and all of the amendments thereto have been accepted for registration for purposes of the ITA and the applicable federal or provincial pension standards legislation including the most recent letter of confirmation of registration of the pension plan thereunder; and
(ix)    the document or documents establishing the current terms of the pension plan, as well as any prior amendments and past versions of such documents that continue to be relevant with respect to any Employees or former employees of DUSA Corp. or the Transferred Companies.
(e)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is the subject of a favorable determination or opinion letter from the IRS as to its qualified status, and no fact or event has occurred that would reasonably be expected adversely to affect the qualified status of any such Employee Plan.
(f)    No Employee Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code and the Transferred Companies have no direct or contingent obligation with respect to any Employee Plan subject to Title IV of ERISA.
(g)    No Action (including any audit or investigation by any Governmental Authority) (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Transferred Companies, threatened in writing against, by or on behalf of any Employee Plan or the assets, fiduciaries or administrators thereof. With respect to each Employee Plan, to the Knowledge of the Selling Parties, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Plan have occurred for which the Transferred Companies would have any liability, (ii) no Encumbrance has been imposed under the Code, ERISA or any other applicable Law, and (iii) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred for which the Transferred Companies would have any liability. All payments, benefits, premiums and contributions required to have been made by any Transferred Company under any Employee Plan (including to any funds or trusts established thereunder or in connection therewith) have been timely made in full.
(h)    No Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to Employees or former employees of DUSA Corp. or of the Transferred Companies beyond retirement or other termination of service, other than coverage required by Law such as COBRA coverage.

(i)    Each Employee Plan subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code.
(j)    Except as set forth on Schedule 3.10(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in combination with any other event (whether contingent or otherwise), will (i) result in any payment or benefit becoming due to any current or former employee or other individual service provider of DUSA Corp. or any Transferred Company, (ii) increase the amount of any benefits or compensation to any such employee or other individual service provider, or (iii) result in the acceleration of the time of payment, vesting or funding or time of payment of any compensation, award or other benefit to any such employee or other service provider. Except as set forth on Schedule 3.10(j), no payment will be an “excess parachute payment” within the meaning of Section 280G of the Code.
Section 3.11    Litigation. Except as set forth on Schedule 3.11, there is no, and in the last three (3) years there has been no, material Action pending by or against any of the Selling Parties or their Affiliates (including the Transferred Companies and the applicable Retained Companies) with respect to the Business, the Transferred Companies or the Transferred Assets. There is no Action pending or, to the Knowledge of the Selling Parties, threatened that would, individually or in the aggregate, have or reasonably be expected to have a material impact on the Transferred Companies, the Business or the Transferred Assets or would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, nor, to the Knowledge of the Selling Parties, is there any basis for such Action. There is no Action pending or, to the Knowledge of the Selling Parties, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Selling Parties, threatened investigation by, any Governmental Authority relating to the Transferred Companies, the Business, the Transferred Assets, the Selling Parties’ ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by any Selling Party or Transferred Company pending, or which a Selling Party or a Transferred Company has commenced preparations to initiate, against any other Person in connection with the Business, the Transferred Companies or the Transferred Assets.
Section 3.12    Financial Statements; Inventory.
(a)    True and complete copies of (i) the unaudited financial statements of the Business for the fiscal year ended December 31, 2021 and as of June 30, 2022, comprised of the unaudited consolidated balance sheet of the Business and the related carve-out statement of results of operations of the Business, and (ii) the audited individual financial statements of (A) DUSA Corp. for the fiscal year ended December 31, 2021 and (B) DWC, IBS and IRUM, for the fiscal years ended December 31, 2021 and December 31, 2020, in each case and the related audited consolidated statements of results of operations and cash flows, together with all related notes and schedules thereto, accompanied by the reports thereon of DUG’s independent auditors (clauses (i) and (ii), together with the Interim Financial Statements, the “Financial Statements”) and (iii) the unaudited financial statements of the Business as of June 30, 2022, comprised of the consolidated balance sheet of the Business and the related carve-out statement of results of operations of the Business (this clause (iii), collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.12(a). Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Selling Parties or the Transferred Companies pertaining to the Business, (ii) have been prepared in accordance with the Historical Accounting Principles throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Business or the applicable Subsidiary of DUG as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will be consistent with past practice (in each case after taking into consideration the Seller Reorganization, the Contribution and the above-referenced carve-out financial statements and all adjustments required in connection therewith) and will not, individually or in the aggregate, be material to the Business.
(b)    Except as and to the extent adequately accrued or reserved against in the balance sheet included in the Interim Financial Statements (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), none of DUSA Corp. or the Transferred Companies has any Liability arising out of, relating to or affecting the Business or the Transferred Assets (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by the Historical Accounting Principles to be reflected in a consolidated balance sheet of the Business or disclosed in the notes thereto, except for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and, that are not, individually or in the aggregate, material to the Business.
(c)    The books of account and financial records of the Transferred Companies and the Selling Parties pertaining to the Business are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. None of the Transferred Companies or the Selling Parties maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the U.S. Securities and Exchange Commission. The Transferred Companies and the Selling Parties have established and adhered to a system of internal accounting controls that is designed to provide reasonable assurance regarding the reliability of financial reporting with respect to the Business. In the three (3) fiscal years completed prior to the fiscal year in which the Closing occurs and through the date of the Balance Sheet there has not been (x) any significant deficiency or weakness in any system of internal accounting controls used by the Transferred Companies or the Selling Parties in respect of the Business, (y) any fraud or other wrongdoing that involves any of the management or other employees of the Transferred Companies or the Selling Parties who have a role in the preparation of the financial statements or the internal accounting controls used by the Transferred Companies or the Selling Parties in the operation of the Business, or (z) any claim or allegation regarding any of the foregoing.
(d)    The accounts receivable associated solely with the Business (the “Accounts Receivable”) are reflected properly on the books and records of, and represent bona fide and valid obligations arising from sales actually made, or services actually performed, by the Transferred Companies or the Selling Parties, as applicable, in the ordinary course of business and are current and collectible in the ordinary course of business. The Accounts Receivable, including all reserves shown in the Interim Financial Statements, have been calculated in accordance with the Historical Accounting Principles. There is no contest, claim or right to set-off, other than returns and claims in the ordinary course of business, under any agreement with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable, and, to the Knowledge of the Selling Parties, no bankruptcy, insolvency or similar Actions have been commenced by or against any such obligor.
(e)    All Rum and all Distillate previously manufactured, produced or sold by the Selling Parties, the applicable Retained Companies or the Transferred Companies in respect of the Business (i) are of a quality suitable for sale in the ordinary course of business (under the existing formulations and quality control standards of the Selling Parties, the Retained Companies or the Transferred Companies, as applicable), (ii) have been packaged and, where required, labeled in all material respects in accordance with applicable Laws and (iii) have been produced in compliance with the standards set forth in Schedule 3.12(e). All Inventory and all Products previously manufactured, produced or sold by the Selling Parties, the applicable Retained Companies or the Transferred Companies in respect of the Business (i) have been packaged and, where required, labeled in all material respects in accordance with applicable Laws and (ii) have been produced in compliance with the standards set forth in Schedule 3.12(e). All POS are sold hereunder “as is” and “where is.” The Inventory levels are sufficient for the conduct of the Business in the ordinary course of business as presently conducted and the Target Inventory levels are sufficient for the conduct of the Business in the ordinary course for a period of four (4) years.
Section 3.13    Material Contracts and Specified Contracts.
(a)    Except as set forth on Schedule 3.13(a), none of the Transferred Companies is a party to or otherwise bound by any Contracts, and there are no Contracts otherwise, relating to the Business, the Transferred Companies or the Transferred Assets, of the following nature (such Contracts as are required to be set forth on Schedule 3.13(a) being “Material Contracts”; it being understood that “Material Contracts” shall exclude Specified Contracts):
(i)    any broker, dealer, manufacturing, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contract that involves the payment of amounts in excess of $500,000 in the aggregate;
(ii)    any Contract relating to or evidencing Indebtedness of the Business, the Transferred Companies or the Selling Parties in connection with the Business, including mortgages (other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business, so long as such accounts payable and expenses are payable within sixty (60) days of the date incurred), other grants of security interests, guarantees or notes;
(iii)    any Contract that contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which any Selling Party or any Transferred Company could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other material interests or assets of the Transferred Companies;
(iv)    any Contract with any Governmental Authority;
(v)    any Contract with any Selling Party or any Related Party of any Selling Party;
(vi)    any employment or consulting Contract that involves an aggregate future or potential Liability in excess of $250,000;
(vii)    any Contract that limits, or purports to limit, the ability of the Selling Parties, the Transferred Companies or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Selling Parties, the Transferred Companies or the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any Person “most favored nation” status or any type of special discount rights;
(viii)    any Contract that requires a consent to, or contains a provision relating to a “change of control” or that would otherwise prohibit or delay the consummation of, the transactions contemplated by this Agreement and the Ancillary Agreements;
(ix)    any Contract pursuant to which the Selling Parties, in connection with the Business, or the Transferred Companies are the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential Liability or receivable, as the case may be, in excess of $500,000;
(x)    any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property, in an amount in excess of $500,000;
(xi)    any Contract for the sale of any material amount of assets of the Transferred Companies or the Business other than in the ordinary course of business;
(xii)    any joint venture Contracts or partnership Contracts or any Contract involving a sharing of revenues, profits, losses, costs or Liabilities with any Person (other than joint marketing or sales agreements entered into in the ordinary course of business);
(xiii)    any Contract with any Material Customer or Material Supplier;
(xiv)    any Contract relating in whole or in part to any Transferred Intellectual Property (other than non-exclusive licenses of off-the-shelf software or agreements to which the non-exclusive licensing of intellectual property rights are merely incidental);

(xv)    any Contract relating to (A) the Seller Reorganization or the Contribution or (B) any merger, asset or stock purchase, divestiture or other similar extraordinary transaction;
(xvi)    any hedging, futures, options or other derivative Contract;
(xvii)    any Contract relating to settlement of any administrative or judicial proceedings within the past three (3) years;
(xviii)    any Contract pursuant to which any Transferred Company or any Selling Party has, in connection with the operation of the Business, provided funds to or made any loan, capital contribution or other investment in, any Person, including take-or-pay contracts or keepwell agreements, other than advances to Employees of not more than $50,000 in the aggregate;
(xix)    any Contract that results in any Person holding a power of attorney that relates to the Business, the Transferred Companies or the Transferred Assets; and
(xx)    any other Contract, whether or not made in the ordinary course of business that involves a future or potential Liability or receivable, as the case may be, in excess of $500,000 on an annual basis or in excess of $1,000,000 over the current Contract term.
(b)    Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date. Neither the Selling Parties nor the Transferred Companies nor, to the Knowledge of the Selling Parties, any other party thereto is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor have the Selling Parties or the Transferred Companies received any claim of any such breach, violation or default. The Selling Parties have delivered or made available to Brown-Forman true and complete copies of all Material Contracts, including any amendments thereto, prior to the date hereof.
(c)    Following the Closing, none of the Selling Parties or any of their respective Affiliates (other than DUSA Venezuela, solely in its capacity as subcontractor under the Supply Agreement) will be a party to any Contract pursuant to which such Selling Party or Affiliate, as applicable, supplies, manufactures, markets, sells or distributes any Rum or Products to any Person other than the Transferred Companies. Following the Closing, Brown-Forman and its Subsidiaries (including the Transferred Companies) will be the exclusive purchasers of Rum or Distillate from the applicable Retained Companies or Related Parties in accordance with and subject to the Supply Agreement.
(d)    Schedule 3.13(d) sets forth all of the Specified Contracts and, for each Specified Contract, the Selling Parties’ best estimation of Post-Closing Costs payable thereunder (calculated as if such Specified Contract were terminated as of the date hereof). Other than the Specified Contracts, there are no Contracts of the Selling Parties, the applicable Retained Companies or the Transferred Companies currently in effect that provide for the payment of Post-Closing Costs. Each Specified Contract is valid and binding on the applicable Selling Party or the applicable Transferred Company and, to the Knowledge of the Selling Parties, the counterparties thereto, and is in full force and effect. Neither the Selling Parties nor any of their respective Affiliates or Related Parties (including any Transferred Company) is, nor, to the Knowledge of the Selling Parties, is any other party thereto is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Specified Contract, nor have the Selling Parties or any of their respective Affiliates or Related Parties (including any Transferred Company) received any claim of any such breach, violation or default. The Selling Parties have provided Brown-Forman with true, correct and complete copies of each Specified Contract, including any amendments thereto, prior to the date hereof.
(e)    Neither the Selling Parties, in connection with the Business, nor the Transferred Companies nor the Business have received any written notices since January 1, 2020 seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Material Contracts or Specified Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.
Section 3.14    Customers and Suppliers.
(a)    Schedule 3.14(a)(i) sets forth a true and complete list of (i) the names and addresses of all customers (including, to the extent applicable, the Selling Parties and their respective Affiliates) of the Business with a billing for each such customer of $250,000 or more during the twelve (12) months ended December 31, 2021 and the six months ended June 30, 2022 (each, a “Material Customer”) and (ii) the amount for which each Material Customer was invoiced during such period. Except as set forth on Schedule 3.14(a)(ii), neither the Selling Parties nor any Transferred Company has received any notice nor has any reason to believe that any Material Customer (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business or (B) has sought, or is seeking, to reduce the price it will pay for the products or services of the Business. No Material Customer has otherwise threatened in writing or, to the Knowledge of the Selling Parties, orally, to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    Schedule 3.14(b) sets forth a true and complete list of (i) all suppliers (including, to the extent applicable, the Selling Parties and their respective Affiliates) of the Business from which Selling Parties and their Subsidiaries (including the Transferred Companies) ordered products or services in connection with the Business with an aggregate purchase price for each such supplier of $250,000 or more during for the twelve (12) months ended December 31, 2021 and the six months ended June 30, 2022 (each, a “Material Supplier”) and (ii) the amount for which each Material Supplier invoiced the Selling Parties and their Subsidiaries (including the Transferred Companies) during such period in connection with the Business. Neither the Selling Parties nor any Transferred Company has received any notice nor has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any Material Supplier, or that any Material Supplier will not sell supplies or services to Brown-Forman and its Subsidiaries (including the Transferred Companies) at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Selling Parties and their Subsidiaries (including or the Transferred Companies), subject to general and customary price increases. No Material Supplier has otherwise threatened in writing or, to the Knowledge of the Selling Parties, orally, to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(c)    None of the Business, the Transferred Companies or the Selling Parties in connection with the Business has since January 1, 2020 (i) experienced any material disruption in its supply chain networks as a result of COVID-19 that remains ongoing or (ii) made, or currently plans to make, any material changes to its supply chains or vendor services in response to COVID-19.
Section 3.15    Absence of Certain Changes or Events. Except for the Seller Reorganization, the Contribution, or as otherwise set forth in Schedule 3.15, since the date of the Balance Sheet, (a) the Business has been operated and conducted by the Selling Parties and their respective Subsidiaries (including the Transferred Companies) in all material respects in the ordinary course of business consistent with past practice, (b) there has not occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, and (c) none of the Business, the Transferred Companies or the Transferred Assets have suffered any material loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance, and (d) none of the Selling Parties nor their respective Subsidiaries (including the Transferred Companies) has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.
Section 3.16    Intellectual Property.
(a)    Schedule 3.16(a) sets forth a true and complete list of all registered Intellectual Property that is part of the Transferred Intellectual Property, including any pending applications to register any of the foregoing, identifying for each whether it is owned by or licensed to a Transferred Company or a Selling Party or its Affiliates or Related Parties. Without limiting the terms and conditions set forth in Section 5.2(a), the Transferred Intellectual Property constitutes all Trademarks, Patents, Domain Names, Copyrights, Trade Secrets, and Social Media IP to which any of the Transferred Companies or any Selling Party (or any of its Affiliates or Related Parties) owns or holds any right, title or interest in or to or that are used or held for use in the conduct of the Business. The Transferred Intellectual Property constitutes all Intellectual Property used in or otherwise necessary for the conduct of the Business, including to produce, market and sell the Products as such Products are being produced, marketed and sold as of the date hereof. The registered and applied-for Trademarks, Patents, Domain Names, Copyrights and Social Media IP, in each case, included in the Transferred Intellectual Property (the “Registered IP”) is as of the date hereof valid, subsisting and, to the Knowledge of the Selling Parties, enforceable. All maintenance fees with deadlines on or before, or within sixty (60) days after, the Closing Date and required to be paid, and all other filings necessary to keep the Registered IP in good standing, have been properly and timely made.
(b)    Except as set forth on Schedule 3.16(b), (i) neither the Transferred Intellectual Property nor the conduct of the Business as currently conducted infringes upon, misappropriates, or otherwise violates, and has not in the past three (3) years infringed upon, misappropriated or otherwise violated, any Intellectual Property of any third party, (ii) none of the Selling Parties (or any of their respective Affiliates or Related Parties) or the Transferred Companies has received within the prior three (3) years any written notice asserting that any such infringement, misappropriation or violation has occurred, and (iii) no third party is misappropriating, infringing or otherwise violating any of the Transferred Intellectual Property.
(c)    The Transferred Companies exclusively own (or will own upon the completion of administrative recordation procedures or such further actions, if any, as may be taken pursuant to Section 5.5(e) and Section 5.9), free and clear of any and all Encumbrances (other than Permitted Encumbrances), all right, title and interest in and to the Transferred Intellectual Property. No Selling Party (or any of its Affiliates or Related Parties) nor any of the Transferred Companies has (i) within the prior three (3) years, received any written notice or threatened claim challenging the Transferred Companies’ or any Selling Party’s (or any of its Affiliates’ or Related Parties’) ownership of or the validity of any of the Transferred Intellectual Property, or (ii) exclusively licensed or assigned any rights in or to the Transferred Intellectual Property, or granted any covenant not to sue, non-assertion covenant or any other immunity from suit with respect to the Transferred Intellectual Property to any other Person (including any Affiliate), except as included in any Transferred Contract.
(d)    No present or former employee, founder, officer or director of any Selling Party (or any of its Affiliates or Related Parties) or any of the Transferred Companies, or agent, outside contractor or consultant of any Selling Party (or any of its Affiliates or Related Parties) or any of the Transferred Companies, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Transferred Intellectual Property.
Section 3.17    Products. The Products sold in the Business as of the date hereof are set forth (by SKU) on Schedule 3.17.
Section 3.18    Taxes.
(a)    All income and other material Returns required to be filed by or with respect to the Transferred Companies, the Business, the Transferred Assets, the Transferred Equity Interests or the Assumed Liabilities have been duly and timely filed (taking into account valid extensions), and all such Returns are true, complete and correct in all material respects.
(b)    Each of the Transferred Companies and the Selling Parties (solely with respect to the Transferred Assets, the Transferred Equity Interests and the Assumed Liabilities) has (or has caused to be) (i) timely paid in full all income and other material Taxes due and payable by or on behalf of it (whether or not such Taxes are shown on or required to be shown on any Return), (ii) timely withheld or deducted and paid over to the appropriate Governmental Authority all material Taxes which it was required to withhold or deduct from amounts paid or owing or benefits given to any employee, stockholder, creditor or other third party, including for services performed outside the city, state, province or country where any employee is based and (iii) has complied in all material respects with information reporting and record maintenance requirements under applicable Tax Laws.

(c)    The unpaid Taxes of the Transferred Companies (i) did not, as of the date of the Balance Sheet, exceed the accrued liability for Taxes (rather than any accrued liability for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) will not exceed that accrued liability as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Transferred Companies in filing their Returns.
(d)    None of the Transferred Companies or any Selling Parties (solely with respect to the Transferred Assets, the Transferred Equity Interests and the Assumed Liabilities) has (i) waived any statute of limitations with respect to any Taxes or (ii) consented to any extension of time with respect to any Tax assessment or deficiency (other than any automatic extension of the due date of a Return) which waiver or extension of time is currently outstanding.
(e)    No Actions with respect to Taxes (“Tax Actions”) are currently in progress or are threatened in writing with respect to the Transferred Companies, the Business, the Transferred Assets or the Assumed Liabilities, and there are no such Tax Actions under discussion with any Governmental Authority.
(f)    There are no Encumbrances for Taxes on the Transferred Assets, the Transferred Equity Interests or any assets of the Transferred Companies, other than Encumbrances described in clause (a) of the definition of “Permitted Encumbrance.”
(g)    No claim in writing has ever been made by a Governmental Authority in a jurisdiction where any of DUSA Corp. or the Transferred Companies does not file Returns that such Transferred Company is or may be subject to taxation by that jurisdiction, which claim has not been finally resolved.
(h)    None of the Transferred Companies (i) is or has ever been a member of an Affiliated Group (other than any Affiliated Group the common parent of which is DUG), (ii) has any liability for the Taxes of any Person other than itself under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract or otherwise (iii) is (or ever has been) party to or bound by any Tax allocation, Tax sharing, Tax indemnification or other similar Contract (other than any such Contract entered into in the ordinary course of business and the principal purpose of which is not the allocation or sharing of Taxes), or (iv) is a “controlled foreign corporation” as defined in Section 957 of the Code (other than by reason of attribution pursuant to Section 318(a)(3)(C) and 958(b) of the Code), a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.
(i)    None of the Transferred Companies is or has been a resident for Tax purposes in any country other than the jurisdiction of its formation, or is or has had any branch, agency, permanent establishment or other taxable presence in any country other than the jurisdiction of its formation.
(j)    None of the Transferred Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(k)    None of the Transferred Companies or the Selling Parties (solely with respect to the Transferred Assets, the Transferred Equity Interests and the Assumed Liabilities) has requested or received a written ruling with respect to Taxes from any Governmental Authority (other than a determination letter or similar ruling with respect to an Employee Plan) or signed any binding agreement with respect to Taxes with any Governmental Authority.
(l)    None of the Transferred Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount, advance payment, or deferred revenue received or accrued on or prior to the Closing Date, (v) investment in “United States property” within the meaning of Section 956 of the Code made on or prior to the Closing Date, (vi) “subpart F income” or “global intangible low-taxed income” within the meaning of Sections 951 or 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) of the Transferred Companies attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, (vii) election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) made on or prior to the Closing Date, or (viii) any inclusion under Section 1293 of the Code.
(m)    None of the Transferred Companies have ever filed U.S. entity classification elections with the IRS.
(n)    All transactions carried out by, and the prices and terms for the provision of any property or services undertaken among, the Transferred Companies, the Selling Parties or any of their Affiliates represent arm’s-length terms and are in material compliance with applicable transfer pricing Laws, and the Transferred Companies and the Selling Parties maintain and have maintained true and complete records and transfer pricing documentation in material compliance with all applicable Laws, evidencing such circumstances.
(o)    Except as described on Schedule 3.18(o), none of the Transferred Assets is an interest in an entity for U.S. federal income tax purposes.
(p)    None of the Assumed Liabilities includes: (i) an obligation to make a payment to any Person under any Tax allocation, Tax sharing, Tax indemnification or other similar Contract (other than any such Contract entered into in the ordinary course of business and the principal purpose of which is not the allocation or sharing of Taxes), (ii) an obligation under any record retention, transfer pricing, closing, or other similar agreement or arrangement with any Governmental Authority with respect to Taxes that will impose any Liability on Brown-Forman after the Closing, or (iii) an obligation to pay the Taxes of any Person as a transferee or successor, by Contract or otherwise, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law).
(q)    Notwithstanding anything to the contrary in this Agreement, the Selling Parties make no representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward or Tax basis amount (each, a “Tax Attribute”) of any of the Transferred Companies or the Business after the Closing Date; provided, that for the avoidance of doubt, this Section 3.18(q) shall not apply to any Tax Attribute utilized (or otherwise taken into account) or Taxes paid or payable by or with respect to the Transferred Companies, the Business, or the Transferred Assets for any Pre-Closing Tax Period.
(r)    Each of IRUM and DBU and the Selling Parties (solely with respect to IRUM and DBU), pursuant to article 33.º to article 36.º-A, whenever applicable, of Estatuto dos Benefícios Fiscais, has (or has caused to be) (i) timely filed all returns, communications, appeals of any nature, and (ii) has met and maintained all conditions required under all applicable law to benefit from the Madeira Free Zone regime.
Section 3.19    Transferred Contracts. The Transferred Contracts represent all of the Contracts the Selling Parties and their respective Affiliates or Related Parties currently in effect that are necessary for and primarily used in connection with the Business. Each Transferred Contract is valid and binding on the applicable Selling Party (or its Subsidiaries) and, to the Knowledge of the Selling Parties, the counterparties thereto, and is in full force and effect. None of the Selling Parties nor any of their respective Affiliates or Related Parties (including any Transferred Company) is, in any material respect, in breach of, or default under, any Transferred Contract (other than Specified Contracts) to which it is a party. The Selling Parties have provided Brown-Forman with true, correct and complete copies of each Transferred Contract prior to the date hereof.
Section 3.20    Distributors; Importers; Commercial Agents.
(a)    Schedule 3.20(a) sets forth a complete and accurate list of (i) each third-party distributor or importer utilized by the Selling Parties and their Subsidiaries (including the Transferred Companies) for the sale of the Products, including the jurisdiction(s) in which each such distributor, or importer, has distribution rights with respect to the Products and POS, and (ii) each jurisdiction in which each such distributor, or importer, is intended to have exclusive rights with respect to the Products and POS.
(b)    None of the Selling Parties or any of their Affiliates (including any of the Transferred Companies) has at any time appointed (or is, or has at any time otherwise been, a principal in respect of) a commercial agent within the scope of (a) Council Directive of 18 December 1986 on the coordination of the laws of the Member States relating to self-employed commercial agents (86/653/EEC) (the “Agents Directive”), (b) any legislation of any member state (or any part thereof) of the European Economic Area implementing or otherwise giving effect to the Agents Directive, or (c) any legislation of the United Kingdom (or any part thereof) implementing or otherwise giving effect to the Agents Directive, in each case as amended, supplemented, replaced or re-enacted from time to time.

Section 3.21    Product Liability; Recalls. To the Knowledge of the Selling Parties, there is no reasonable basis for any product liability, warranty, material backcharge, material additional work, field repair or other claims by any third party (whether based on Contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by or on behalf of the Business during the period through and including the Closing Date, (b) the sale or distribution of any product, good, component or other item manufactured, sold or delivered by or on behalf of the Business (including the Products and Inventory) whether delivered to a customer before or after the Closing Date (except with respect to any Liability arising out of any action by Brown-Forman or the Transferred Companies after the Closing Date) or (c) the operation of the Business or the ownership of the Transferred Assets during the period through and including the Closing Date. There have been no recalls, stop sales or withdrawals of any Products (including those related to health and safety concerns or product quality and whether ordered by a Governmental Authority applicable to, or undertaken voluntarily by, the Selling Parties, the applicable Retained Companies or the Transferred Companies) or, to the Knowledge of the Selling Parties, any investigation conducted with respect to, or any inquiry made of, any Products by any Governmental Authority.
Section 3.22    Warranties. The Selling Parties have heretofore delivered to Brown-Forman true and correct copies of all written warranties currently in effect covering the respective products and services of the Business (including the Products). During the past three (3) years, the aggregate warranty expenses experienced during any one year by the Business did not exceed $250,000, and to the Knowledge of the Selling Parties, there is no, and has not been any, defect in any products or services of the Business (including the Products sold prior to, or Inventory as of, the Closing Date) that might give rise to one or more product liability or product warranty claims in excess of $150,000 after the Closing Date.
Section 3.23    Privacy and Security. With respect to the Business:

(a)    DUSA Corp., the Transferred Companies and the Business comply in all material respects with all applicable U.S., state, foreign and multinational Laws relating to privacy or data security and their own published, posted and internal policies (which are in material conformance with such laws) with respect to: (i) Personal Information; (ii) spyware and adware; (iii) the procurement or placement of advertising; and (iv) the sending of solicited or unsolicited electronic mail messages.
(b)    DUSA Corp., the Transferred Companies and the Business post all policies with respect to the matters set forth in Section 3.23(a) on their respective websites to the extent required by and in material conformance with applicable Law or any Material Contract or Specified Contract.
(c)    DUSA Corp., the Transferred Companies and the Business take commercially reasonable steps to protect the operation, confidentiality, integrity and security of their respective software, systems and websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and, to the Knowledge of the Selling Parties, there have been no breaches of same pursuant to which notification of individuals would be required under applicable Law.

Section 3.24    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Selling Parties or the Transferred Companies.
Section 3.25    Absence of Unlawful Activity Related to Anti-Corruption, Anti-Money Laundering, Export Control, or Sanctions Laws.

(a)    During the last five (5) years, the Transferred Companies and, in respect of the Business, the Selling Parties and the applicable Retained Companies have been in material compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws, and Sanctions Laws (including applicable “know your customer” requirements associated therewith).
(b)    None of the Transferred Companies, the Selling Parties, the applicable Retained Companies, nor any of their respective directors, officers, employees, or agents nor, to the Knowledge of the Selling Parties, any other Person, in each case acting on or for its or their behalf, (i) is a Sanctioned Party; or (ii) during the last five (5) years, has any Transferred Company or, in respect of the Business, the Selling Parties or the Retained Companies engaged in any financial transactions, directly or, knowingly indirectly, with any Sanctioned Party, or violated any Sanctions Law.
(c)    None of the Transferred Companies, the Selling Parties, the Retained Companies, nor any of their respective directors, officers, employees, or agents nor, to the Knowledge of the Selling Parties, any other Person, in each case acting on behalf of the Business, has in the last five (5) years acted in violation of Anti-Corruptions Laws.
(d)    To the Knowledge of the Selling Parties, the Selling Parties, the Retained Companies and the Transferred Companies have for the past five (5) years (i) made and kept books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Transferred Companies’, and, in respect of the Business, the Selling Parties’ and the Retained Companies’ assets (including Products) in all material respects; and (ii) maintained a system of internal controls sufficient to provide reasonable assurances that (A) financial transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization and (B) financial transactions are recorded as necessary to permit preparation of the consolidated financial statements in conformity with the Historical Accounting Principles.
(e)    To the Knowledge of the Selling Parties, no Transferred Company nor, in respect of the Business, the Selling Parties or the Retained Companies, has conducted business in or with any Sanctioned Party or in or with Cuba, Iran, North Korea, Syria, or the Crimea, Luhansk, or Donetsk regions of Ukraine (each, a “Restricted Country”). No Transferred Company nor, in respect of the Business, the Selling Parties or the Retained Companies has engaged in, or is now engaged in, any dealings or transactions with or for the benefit of any Person located, organized, or ordinarily resident in any Restricted Country, in each case directly or indirectly, including, to the Knowledge of the Selling Parties, through any of their distributors, agents or other Persons acting on their behalf.

(f)    The Selling Parties, the Retained Companies and the Transferred Companies are not currently party to any actual or, to the Knowledge of the Selling Parties, threatened Action relating to any breach or suspected breach of Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws or any Sanctions Laws.
Section 3.26    Affiliate Interests and Transactions. Except as set forth on Schedule 3.26 or as expressly provided for in the Ancillary Agreements:

(a)    No Related Party of any Transferred Company: (i) owns or has owned, directly or indirectly, any Equity Interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Business (in each case, other than Equity Interests held, directly or indirectly, in or by a Selling Party or a Retained Company or existing Subsidiaries or Related Parties of DUG); or (ii) owns or has owned, or has or has had any interest in, directly or indirectly, any property (real or personal, tangible or intangible) used in the Business (in each case, other than DUSA Venezuela and Vocatus, with respect to the Retained Business).
(b)    Except for this Agreement, the Supply Agreement (and the subcontract contemplated thereby) and the Transition Services Agreement and as set forth on Schedule 3.26(b), there are no Contracts by and between any Transferred Company, on the one hand, and any Related Party of any Transferred Company, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Business (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).
(c)    Other than Payoff Indebtedness, there are no outstanding notes payable to, accounts receivable from or advances by the Business or by any Transferred Company or involving any assets thereof that is owed to, and neither the Business nor any Transferred Company is otherwise a debtor or creditor of, or has any Liability to, any Related Party of any Transferred Company.
Section 3.27    Seller Reorganization and Contribution.
(a)    The Seller Reorganization was consummated prior to the date hereof in accordance with the actions specified in the steps plan attached hereto as Exhibit E (the “Reorganization Steps Plan”), at the times and in the sequence set forth therein. Each party to the Seller Reorganization had all necessary power and authority to effect the Seller Reorganization and each party to the Contribution has, and will have at the consummation of the Contribution, all necessary power and authority to effect the Contribution. From and after the completion of the Seller Reorganization and the Contribution, (i) DUG or its applicable Subsidiaries continued to employ, own, lease or license, as applicable, all employees, Intellectual Property, Contracts, Inventory, Products and other assets and rights necessary for or used in connection with the Business in substantially the same manner as the Business was conducted and operated prior to the Seller Reorganization and Contribution; and (ii) other than the Transferred Assets, the Transferred Contracts and the Transferred Intellectual Property, all assets and rights necessary for or used in connection with the Business (excluding the Retained Business) have been owned, leased or licensed by the Transferred Companies; and (iii) the Transferred Companies have not had any Liability to, or otherwise related to, the Retained Business, other than as expressly contemplated or permitted hereby or hereunder or under any Ancillary Agreement, in respect of Payoff Indebtedness, or arising under any Specified Contract with a Transferred Company or Related Party.
(b)    Set forth on Schedule 3.27(b) is a chart depicting the current corporate structure of DUG and its Subsidiaries (including the Transferred Companies and the Retained Companies). No changes or modifications have been made to the corporate structure of DUG and its Subsidiaries (including the Transferred Companies and the Retained Companies) since the consummation of the Seller Reorganization, except for changes or modifications as a result of consummating the Contribution in accordance with the Contribution Steps Plan.
(c)    All transfer, documentary, sales, use, stamp, registration or other Taxes or fees (including any penalties and interest) accrued or that otherwise become due and payable as a result of the Seller Reorganization shall be paid by the Selling Parties or their applicable Affiliates (other than the Transferred Companies).
Section 3.28    Acknowledgment by Selling Parties. THE REPRESENTATIONS AND WARRANTIES OF BROWN-FORMAN SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES OF BROWN-FORMAN SET FORTH IN THE ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF BROWN-FORMAN TO THE SELLING PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE SELLING PARTIES UNDERSTAND, ACKNOWLEDGE, AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BROWN-FORMAN
Brown-Forman hereby represents and warrants to the Selling Parties, as of the date hereof and as of the Closing Date, as follows:
Section 4.1    Organization. Brown-Forman is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.2    Authority. Brown-Forman has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Brown-Forman of this Agreement and each of the Ancillary Agreements to which Brown-Forman will be a party and the consummation by Brown-Forman of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Brown-Forman will be party will have been, duly executed and delivered by Brown-Forman and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Brown-Forman will be a party will constitute, the legal, valid and binding obligations of Brown-Forman enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by Brown-Forman of this Agreement and each of the Ancillary Agreements to which Brown-Forman will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the Organizational Documents of Brown-Forman; or (ii) conflict with or violate any Law applicable to Brown-Forman or by which any property or asset of Brown-Forman is bound or affected, except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, or reasonably be expected to, have a Buyer Material Adverse Effect.
(b)    Brown-Forman is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Brown-Forman of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act and any Foreign Antitrust Laws, if any, or (ii) as may be necessary solely as a result of any facts or circumstances relating to any of the Selling Parties or any of their Affiliates; provided that the foregoing representation is being made by Brown-Forman in reliance on the accuracy of the Selling Parties’ representations in Section 3.3.
Section 4.4    Financing. Brown-Forman will have at the Closing sufficient immediately available funds to consummate the transactions contemplated by this Agreement (including, for the avoidance of doubt, payment of the Purchase Price) and the Ancillary Agreements.
Section 4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Brown-Forman.
Section 4.6    Investment Intent. Brown-Forman is acquiring the Transferred Equity Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Transferred Equity Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended.
Section 4.7    Acknowledgement by Brown-Forman. THE REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES SET FORTH IN THE ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES TO BROWN-FORMAN IN

CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND BROWN-FORMAN UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES, OR PROSPECTS OF THE TRANSFERRED COMPANIES OR THE TRANSFERRED ASSETS), ARE SPECIFICALLY DISCLAIMED.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing. Except as expressly required in this Agreement, as required by applicable Law or as set forth on Schedule 5.1, between the date of this Agreement and the Closing Date, unless Brown-Forman shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Business shall be conducted only in the ordinary course of business consistent with past practice and in compliance with applicable Laws, and the Selling Parties shall cause the Transferred Companies and the Business to use commercially reasonable efforts to (i) preserve substantially intact their business organization and assets; keep available the services of the current officers, employees and consultants of the Transferred Companies; (iii) preserve the current relationships of the Transferred Companies and the Business with customers, suppliers and other Persons with which the Transferred Companies and the Business have significant business relations; and (iv) keep and maintain their assets and properties in good repair and normal operating condition, wear and tear excepted. Nothing in this Section 5.1 shall in any way restrict the ongoing business and operations of the Retained Companies or their Related Parties with respect to the Retained Business. By way of amplification and not limitation, except as set forth on Schedule 5.1, between the date of this Agreement and the Closing Date, the Selling Parties, in respect of the Transferred Companies and the Business, shall not and shall cause the Transferred Companies not to:
(a)    amend or otherwise change the Organizational Documents of any Transferred Company;
(b)    issue, sell, pledge, transfer or dispose of (i) any Equity Interests of the Transferred Companies, including the Transferred Equity Interests, or (ii) any properties or assets of the Transferred Companies or the Business, including any Transferred Assets or Products, other than sales or transfers of Inventory in the ordinary course of business consistent with past practice;
(c)    declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any Transferred Equity Interests;
(d)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, or make any other change with respect to its capital structure;
(e)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;
(f)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Transferred Company, or otherwise alter any Transferred Company’s corporate structure;
(g)    incur (i) any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Business or the Transferred Assets, or (ii) incur any Liability that would constitute an Assumed Liability, in each case, other than in the ordinary course of business consistent with past practice;
(h)    amend, waive, modify or consent to the termination of any Material Contract, Specified Contract or Transferred Contract, or amend, waive, modify or consent to the termination of any Transferred Company’s or, as any such Contract relates to the Business, any Selling Party’s (or any of its Affiliates or Related Parties ) rights thereunder, as applicable, or enter into any Contract that would constitute a “Material Contract” or “Specified Contract” if in existence as of the date hereof or otherwise in connection with the Business or the Transferred Assets, in each case, other than in the ordinary course of business consistent with past practice; provided, that the occurrence of any of the foregoing in accordance with Section 5.21 shall not be deemed a breach of this Section 5.1(h).
(i)    incur or assume any Encumbrance (other than Permitted Encumbrances) with respect to the Transferred Assets or the Transferred Equity Interests;
(j)    authorize, or make any commitment with respect to, any single capital expenditure for the Business that is in excess of $500,000 or capital expenditures that are, in the aggregate, in excess of $1,000,000 for the Business taken as a whole;
(k)    settle or agree to settle any Action relating to the Business, the Transferred Companies, the Transferred Assets or the Assumed Liabilities;
(l)    (i) hire any officers or employees or engage any consultants or independent or dependent contractors with base salaries in excess of $175,000 in connection with the Business, (ii) terminate the employment (other than for cause), change the title, officer or position or reduce or modify the responsibilities of any Employee, (iii) enter into, amend, extend or terminate (other than for cause) the term of any employment or consulting agreement with any employee, consultant or independent or dependent contractor, in each case, necessary for or used in connection with the Business, (iv) negotiate, enter into, adopt or amend or announce any intention to negotiate, enter into, adopt or amend any Contract or collective bargaining agreement with a Union (unless required by Law, such Contract or collective bargaining agreement) or to voluntarily recognize any Union, in each case, in connection with the Business; or (v) directly or indirectly transfer the employment or engagement of any employee, consultant or independent or dependent contractor who is employed by or provides services to the Business to any Affiliate of the Selling Parties;
(m)    (i) adopt, amend or terminate any Employee Plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan,

except as required by Law or under any Employee Plan or a collective bargaining agreement, (ii) grant or pay any special bonus or special remuneration to any Employee or consultant engaged pursuant to a Transferred Contract (other than as required thereunder); or (iii) increase the salaries, wage rates or fees of the Employees or of any consultants engaged pursuant to a Transferred Contract (in each case, unless required by Law, Contract, Employee Plan or any collective bargaining agreement);
(n)    adopt or make any change in any method of accounting or accounting practice or policy (including any Tax annual accounting period), except as required by the Historical Accounting Principles;
(o)    with respect to the Transferred Companies or the Transferred Assets, (i) make, revoke or modify any Tax election, (ii) commence, settle or compromise any Action relating to Taxes, (iii) amend any Return, (iv) subject to Section 6.4, file or cause to be filed any Return other than on a basis consistent with past practice (after taking into consideration the Seller Reorganization), (v) surrender any right to a refund, offset or other reduction in Tax liability, (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than any automatic extension of the due date of a Return), (vii) enter into any Tax allocation, Tax receivable, Tax sharing, Tax indemnification or similar Contract (including any closing agreement relating to Taxes) (other than a Contract entered into in the ordinary course of business and the principal purpose of which is not the allocation or sharing of Taxes), or (viii) fail to pay income or other material Taxes when due;
(p)    cancel, compromise, waive or release any material right or claim relating to the Business, the Transferred Companies or the Transferred Assets, other than in the ordinary course of business consistent with past practice;
(q)    permit the lapse of, or transfer, license or dispose of, any existing material policy of insurance relating to the Business, the Transferred Assets or the assets of any Transferred Company;
(r)    permit the lapse of, or transfer, license or dispose of, any right relating to the Transferred Intellectual Property or any other material intangible asset necessary for or used in connection with the Business;
(s)    other than with respect to the transfer of Inventory from Venezuela to Panama, (i) accelerate the collection of or discount any Accounts Receivable, delay the payment of Liabilities that would become Assumed Liabilities or defer expenses, reduce Inventories or otherwise increase cash on hand in connection with the Business, other than in the ordinary course of business consistent with past practice, (ii) anticipate any shipments, enter into or make a non-ordinary course shipment order in connection with any open orders or otherwise take action to bring forward to pre-Closing periods sales or revenues that in the ordinary course of business would occur following Closing or (iii) engage in non-ordinary course shipment discounting, trade promotions or any activity of the type referred to as “trade loading” or “channel stuffing”;
(t)    announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2    Covenants Regarding Information; Access.
(a)    Promptly, but in any event within two (2) Business Days following the execution of this Agreement, the Selling Parties shall, or shall cause their respective Affiliates to, deliver to Brown-Forman the information pertaining to ingredients used in the Products set forth on Schedule 5.2(a) for purposes of auditing Inventory and finalizing the terms of the Supply Agreement. Promptly, following the earlier of (i) the Closing and (ii) Brown-Forman’s irrevocable written acknowledgement that all conditions to the Closing (including under Section 2.3(d) and Section 7.3) have been satisfied or waived, the Selling Parties shall, or shall cause their respective Affiliates to, deliver to Brown-Forman the formulae for the Products.
(b)    From the date hereof until the Closing Date, upon reasonable advance notice and during normal business hours, the Selling Parties shall afford Brown-Forman and its Representatives reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Selling Parties, the Retained Companies and the Transferred Companies, in each case, relating to the Business, the Transferred Companies, the Transferred Assets or the Assumed Liabilities (including, for the avoidance of doubt, to enable Brown-Forman to monitor and confirm the Selling Parties’ compliance with the representations and warranties set forth in Section 3.12(e)), and the Selling Parties shall furnish Brown-Forman with such financial, operating and other data and information relating to the Business as Brown-Forman may reasonably request. With respect to any access by Brown-Forman or its Representatives, including any third party environmental consultant, into or onto the Owned Real Property or the offices, plants and other facilities of the Selling Parties, Brown-Forman and its Representatives agree to comply with any applicable safety requirements.
(c)    In furtherance of the foregoing, and subject to the provisions of Section 5.2(b), the Selling Parties shall facilitate Brown-Forman’s (or its designees’) completion, at Brown-Forman’s expense, of an independent Phase I Environmental Site Assessment of the Owned Real Property set forth on Schedule 3.7(a) (the “Phase I Property”); provided, however, that Brown-Forman shall not be entitled to terminate this Agreement or delay the Closing if a Phase I site assessment is not completed prior to the Closing Date or if there are any delays in arranging the site reconnaissance portion of the Phase I assessment or based on the results of the Phase I assessment. Brown-Forman shall provide a copy of any Phase I environmental site assessment obtained by Brown-Forman to DUG.
(d)    In the event the Phase I consultant recommends in writing that a Phase II Environmental Site Assessment, invasive drilling or other testing (collectively, “Testing”) is required to be performed to assess the presence of an environmental condition requiring remediation under Panamanian Law, and such recommendation is consistent with applicable Panamanian Law, the parties shall confer promptly and in good faith concerning the scope and timing of such Testing and any Testing agreed upon by the parties shall be performed by the Selling Parties at their own expense; provided, however, that Brown-Forman shall not be entitled to terminate this Agreement or delay the Closing if Testing is not completed prior to the Closing Date or based on the results of the Testing. In the event Testing is performed and the results trigger an obligation under Panamanian Law to perform further investigatory or remedial action, the Selling Parties shall be responsible for performing such action, at their own expense, but only to the extent required by Panamanian Law; provided, however, that Brown-Forman shall not be entitled to terminate this Agreement or delay the Closing if any required remediation is not completed prior to the Closing Date. In no event shall the Selling Parties be required to spend more than $250,000 on any required investigatory or remedial action contemplated by this Section 5.2(d); provided, however, that, for the avoidance of doubt, any such expenditure by the Selling Parties shall not limit or otherwise adversely affect Brown-Forman’s rights to indemnification under Section 9.2(a) (but shall be credited in determining any Damages for which Brown-Forman may be entitled to indemnification under Article IX and, to the extent payable from and after the Closing, paid from the Indemnity Escrow Fund).
(e)    On the Closing Date, the Selling Parties shall (i) leave on the premises of any of the Transferred Companies or (ii) use commercially reasonable efforts to deliver or cause to be delivered to Brown-Forman all original agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case, relating to the Business, the Transferred Companies, the Transferred Assets or the Assumed Liabilities, that are in the possession of or under the control of the Selling Parties; provided that (A) the Selling Parties shall be entitled to redact any information related to the Excluded Assets, the Retained Business or the Retained Companies that is contained in such agreements, documents, books and records, files and other information and (B) in no event shall the Selling Parties be required to deliver documents or records, in whatever medium, to Brown-Forman that relate to the Excluded Assets, the Retained Business or the Retained Companies. Following the Closing Date, except as reasonably necessary to comply with applicable Laws (including, filing Returns), for bona fide compliance purposes or in connection with internal automatic back-up storage systems, or necessary to the performance, enforcement or defense of claims in respect of, indemnification obligations arising under, or compliance with the terms of, this Agreement or any Ancillary Agreement or related to any Retained Business, the Selling Parties shall not retain in their possession or under their control, in any form, any agreements, documents, books and records, files or other information, or any computer disks, records, tapes or any other storage medium that contains any agreements, documents, books and records, files and other information, relating to the Business, the Transferred Companies, the Transferred Assets or the Assumed Liabilities (including any personal or other information stored on any media by any Transferring Employees), including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of the Selling Parties (including any “cloud” storage platform). If, notwithstanding the foregoing, any Selling Party discovers following the Closing Date that it is in possession of or has under its control any such items it is not otherwise permitted to possess hereunder, such Selling Party shall (i) deliver to Brown-Forman any such items and (ii) thereafter permanently delete and erase all such information (including all copies thereof) in its possession or under its control as soon as reasonably practicable. Notwithstanding anything in the contrary herein, no Selling Party shall be required to delete, reverse-engineer, destroy, reboot, disassemble or disable any electronic storage medium used to store agreements, documents, books and records, files or other information unrelated to, or otherwise independent of, the Business, the Transferred Assets, the Transferred Equity Interests or the Assumed Liabilities.

(f)    In order to facilitate the resolution of any claims made by or against or incurred by Brown-Forman or the Transferred Companies after the Closing or for any other reasonable purpose, for a period of seven (7) years following the Closing: (i) the parties shall retain all books, documents, information, data, files and other records of the Selling Parties that relate to the Business, the Transferred Companies, the Transferred Assets or the Assumed Liabilities for periods prior to the Closing, whether or not delivered to Brown-Forman; (ii) each party shall, upon reasonable advance notice, afford the other party and its Representatives reasonable access (including for inspection and copying, at the requesting party’s expense), during normal business hours, to such books, documents, information, data, files and other records in connection with Actions involving or relating to the Business, the Transferred Companies, the Transferred Assets or the Assumed Liabilities; and (iii) each party shall furnish the other party and its Representatives reasonable assistance (at the requesting party’s sole cost and expense), including reasonable access to personnel, in connection with any such Action; provided that, with respect to Tax matters, such access shall be granted until the later of ten (10) years following the Closing and the expiration date of the applicable statute of limitations. The parties shall permit, to the extent permitted by applicable Law and upon reasonable request, the other parties and their Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be returned to the applicable party following such use. The parties shall use commercially reasonable efforts to not destroy any such books and records without, to the extent permitted by applicable Law, providing the other parties with written notice detailing the contents of such books and records and providing the other parties with the opportunity to obtain such books and records, at least fifteen (15) days prior to the destruction thereof.
Section 5.3    Termination of Certain Contracts. The Contracts set forth on Schedule 5.3 shall, in each case, be terminated prior to or concurrently with the Closing and without any further liability to the Business or the Transferred Companies following the Closing; provided, however, that such termination shall not relieve the counterparty under any such terminated Contract from any outstanding payment obligations owing as of the time of termination.
Section 5.4    Confidentiality.
(a)    Each of the parties shall and shall cause its Representatives to hold in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of that certain Confidentiality Agreement, dated March 8, 2022, between DUG and Brown-Forman (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.4(a) shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    For a period of four (4) years following the Closing Date, each party to this Agreement shall not, and shall cause its Subsidiaries and controlled Affiliates not to, divulge or convey to any third party, any Confidential Information, unless (i) such information is or becomes generally known to and available for use by the public other than as a result of such party’s or any of its Subsidiaries’ acts or omissions in violation of the terms of this Section 5.4(b) or the act or omission of any other Person known to such party to be bound by a duty of confidentiality to the Selling Parties or Brown-Forman, as applicable, or (ii) such information was independently developed by such party or its Affiliates without reliance on Confidential Information; provided, however, that any party or its respective Affiliates may furnish such portion (and only such portion) of the Confidential Information as such party or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, discovery request, civil investigative demand or order issued by a Governmental Authority, or as may be required by any Law or in any Action; (ii) to the extent permitted by applicable Law, it notifies the Selling Parties or Brown-Forman, as applicable, of the existence, terms and circumstances surrounding such request and reasonably consults with such other party or parties on the advisability of taking steps available under applicable Law to resist or narrow such request; and (iii) it exercises its commercially reasonable efforts to assist the other party or parties, at such other parties’ sole cost and expense, in seeking to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.
Section 5.5    Consents and Filings.

(a)    Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly (and in no event later than ten (10) days after the date hereof) make all necessary filings, and thereafter provide such additional information as may be reasonably requested, with respect to this Agreement required under the HSR Act and any Foreign Antitrust Laws that requires a mandatory merger control filing with respect to the transactions contemplated hereby and (iii) promptly make any filings, and thereafter make any other required submissions, with respect to this Agreement required under any other applicable Law; provided, however, that none of the Selling Parties or any of their respective Subsidiaries (including any Transferred Company) shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Brown-Forman. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, DUG and Brown-Forman shall each have the right to promptly review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Selling Parties and their respective Subsidiaries (including the Retained Companies and the Transferred Companies) or Brown-Forman and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the regulatory approvals and consents contemplated hereby. In exercising the foregoing rights, each of DUG and Brown-Forman shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Authority, DUG and Brown-Forman shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Selling Parties and their respective Subsidiaries (including the Retained Companies and the Transferred Companies) or Brown-Forman and its Subsidiaries, as the case may be, from any Governmental Authority or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection therewith. To the extent applicable, all filing fees under the HSR Act or other Foreign Antitrust Law shall be split equally between DUG, on the one hand, and Brown-Forman, on the other hand.
(b)    Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to vigorously contest and resist any action or proceeding, including administrative or judicial action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including reasonably pursuing administrative and judicial appeal.
(c)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall Brown-Forman or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Brown-Forman or any of its Affiliates or, assuming the consummation of the transactions contemplated by this Agreement, the Business, the Transferred Assets or any of the assets or businesses of the Transferred Companies, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Transferred Equity Interests), (iii) enter into any agreement that in any way limits the ownership or operation of any business of Brown-Forman, the Transferred Companies or any of their respective Affiliates or (iv) agree to obtain prior approval or other approval from a Governmental Authority, or submit a notification or otherwise notify the Governmental Authority, prior to consummating any future transaction (other than the transactions contemplated by this Agreement) (including, for the avoidance of doubt, by complying with any “consent order” or similar arrangement under the United States Federal Trade Commission’s “prior approval” policy).
(d)    DUG shall (i) retain PricewaterhouseCoopers LLP to provide to Brown-Forman financial statements of the Business after giving effect to the transactions contemplated hereby in compliance with Regulation S-X under the Securities Act of 1933, as amended, as and when needed to satisfy Brown-Forman’s reporting obligations on Form 8-K of the Securities and Exchange Commission (or any amendments thereto) in connection with the transactions contemplated hereby, including audited, interim and pro forma statements as may be required in accordance with Regulation S-X, and (ii) use commercially reasonable efforts to cause such auditors to consent to the inclusion of such financial statements in Brown-Forman’s filings on Form 8-K (or any amendments thereto), including by providing such auditors with a reasonable and customary representation letter in connection therewith; provided, that any costs incurred in connection with the foregoing shall be borne solely by Brown-Forman.
(e)    Each of the Selling Parties shall, upon reasonable request by Brown-Forman and at Brown-Forman’s sole cost and expense, execute, or cause to be executed,

all documents and provide all assistance as necessary to record the Transferred Companies’ ownership of the Transferred Intellectual Property, including any predecessors in interest to the Selling Parties, their Affiliates, or Related Parties to the Transferred Companies. For a reasonable period of time after the Closing not to exceed one (1) year, upon reasonable request from Brown-Forman, the Selling Parties shall conduct a reasonably diligent search of any retained non-transferred documentation and communications exclusively used or produced with or for the Transferred Intellectual Property (or the portions of any other non-transferred documentation and communications to the extent such portions exclusively relate to the Transferred Intellectual Property) (which preservation may be in electronic form) for the continued protection or enforcement of the Transferred Intellectual Property should such information not be present in the files transferred to Brown-Forman or the Transferred Companies at the Closing; provided, that none of the Selling Parties shall be required to disclose any such documentation or communications to Brown-Forman (i) that is subject to any attorney-client or other legal privilege except for documentation and communications or portions thereof with the Selling Parties’ outside counsel relating to any third-party Action involving the Transferred Intellectual Property, or (ii) that would contravene any applicable Laws, fiduciary (or equivalent) duty or binding agreement entered into prior to the date hereof. In no event shall information unrelated to the Business or the Transferred Assets be required to be provided.
Section 5.6    Exclusivity.
(a)    The Selling Parties agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, the Selling Parties shall not, and shall direct their respective Representatives not to:
(i)    solicit, initiate or accept any other proposals or offers from any Person relating to (A) any direct or indirect acquisition or purchase of all or any portion of the Business, the Transferred Assets, the Transferred Equity Interests or the assets of any Transferred Company, in each case whether effected by sale of assets, sale of stock, merger or otherwise, other than Products or Inventory to be sold in the ordinary course of business consistent with past practice of the Business, or (B) any merger, consolidation, business combination, recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to any Transferred Company (each, an “Alternative Transaction”); provided, that an “Alternative Transaction” shall not include any steps taken in connection with the Seller Reorganization or the Contribution or such activities set forth on Schedule 5.6(a)(i); or
(ii)    participate in any discussions or negotiations, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.
(b)    Immediately following the execution and delivery of this Agreement, the Selling Parties shall, and shall cause their controlled Affiliates and direct their respective Representatives to, cease and cause to be terminated all existing discussions, negotiations and other communications with any Persons conducted heretofore with respect to an Alternative Transaction. DUG shall notify Brown-Forman promptly, but in any event within forty-eight (48) hours, in writing, if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Brown-Forman shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. DUG shall not, and shall cause each of its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which DUG or any of its Subsidiaries is a party, without the prior written consent of Brown-Forman.
(c)    Between the execution and delivery of this Agreement and the Closing, none of Brown-Forman, its Affiliates and their respective Representatives shall consummate, or agree to consummate, any transaction in respect of a Competing Business which, if consummated prior to the Closing, could reasonably be expected to delay or compromise approval of the transactions contemplated by this Agreement by the applicable Governmental Authority pursuant to the HSR Act or other Foreign Antitrust Law.
Section 5.7    Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any disclosure, press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the Selling Parties or Brown-Forman shall issue any disclosure or press release or make any public statement prior to obtaining the written approval of Brown-Forman or DUG, respectively, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any national exchange listing requirements applicable to any party hereto. On the date hereof, the parties shall issue the press release attached hereto as Exhibit H.
Section 5.8    Employee Matters.
(a)    During the period beginning from the Closing Date and ending on the first (1st) anniversary of the Closing Date, Brown-Forman or its Affiliates shall provide each Transferring Employee who remains employed with Brown-Forman or its Affiliates during such period with (i) a salary or hourly wage rate, (ii) target bonus opportunities, and (iii) employee benefits that are, in each case, substantially comparable in the aggregate to the employee benefits (other than equity incentive or equity-based compensation, defined benefit, and post-retirement or retiree medical benefits) provided to similarly situated (including as to jurisdiction) employees of Brown-Forman as of the Closing Date.
(b)    This Section 5.8 shall be binding and insure solely to the benefit of each of the parties. Nothing contained in this Section 5.8 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Employee Plan; (ii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment; (iii) prohibit or limit the ability of Brown-Forman or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established, sponsored or maintained by any of them; or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement.

Section 5.9    Further Assurances; Wrong Pockets.

(a)    The Selling Parties shall, and shall, to the extent applicable, cause their respective controlled Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Brown-Forman may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement and the Ancillary Agreements. Brown-Forman shall, and shall cause its controlled Affiliates to, execute and deliver such further instruments of assumption and take such additional action as DUG may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement and the Ancillary Agreements. The parties agree that such actions may include entering into any agreements or instruments providing for the sale, transfer, conveyance, assignment or delivery of any of the Transferred Equity Interests or any of the Transferred Assets, or the assumption of any Assumed Liabilities, as the parties jointly determine would be required pursuant to requirements of applicable local Law to be documented separately from this Agreement, which agreements shall be negotiated in good faith among the parties, but in all events shall be consistent with the terms of this Agreement and have appropriate provisions to pay any applicable portion of the Purchase Price, as required by applicable Law, in local currency in such amounts and such countries as jointly determined by the parties (which will reduce the corresponding obligation to make payment under this Agreement); provided, however, that any amounts payable in local currency shall be determined by reference to the applicable spot rate published by Reuters on the date that is three (3) Business Days prior to the Closing Date; provided further, that nothing in this Section 5.9(a) or any such agreement shall waive or alter any provision of Section 2.6 or Section 2.7 of this Agreement.
(b)    Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any asset or Liability (including any Intellectual Property or Contract) that should have been transferred to Brown-Forman or the Transferred Companies, either directly or indirectly (including through the acquisition of the Transferred Equity Interests) pursuant to this Agreement, was not so transferred, or any asset or Liability (including any Intellectual Property or Contract) unrelated to the Transferred Companies or the Business or related primarily to the Retained Business, the Retained Companies or the Excluded Assets was inadvertently transferred to Brown-Forman or the Transferred Companies, the Selling Parties shall, and shall cause their applicable controlled Affiliates to, or Brown-Forman shall, and shall cause its controlled Affiliates to, as applicable, in each case as promptly as practicable: (A) transfer all rights, title and interest in such asset or Liability to Brown-Forman or its designated Affiliate, or to the applicable Selling Party or as DUG may otherwise direct, as applicable, in each case for no additional consideration; and (B) hold its right, title and interest in and to such asset or Liability in trust for the applicable transferee until such time as such transfer is completed.
(c)    For the avoidance of doubt, and in addition to the obligations set forth in Section 5.9(a), in the event that a Permit should have been, but was not, directly or indirectly (including through the acquisition of the Transferred Equity Interests), transferred to Brown-Forman on the Closing Date, the Selling Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cooperate with and take such additional action as Brown-Forman may reasonably request to effect, consummate, confirm or evidence such transfers.

(d)    From and after the Closing, if the Selling Parties or any of their respective Affiliates receive or collect any revenues from Products sold by Brown-Forman or its Affiliates on or after the Closing Date or any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to Brown-Forman or any of its Affiliates in accordance with the terms of this Agreement, then subject to the terms and conditions of the Ancillary Agreements, DUG shall promptly remit, or cause to be remitted, any such amounts to or as directed by Brown-Forman. Similarly, if Brown-Forman or any of its Affiliates receive or collect any revenues from Products sold by the Selling Parties prior to the Closing Date or any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Selling Parties or any of their respective Affiliates in accordance with the terms of this Agreement, Brown-Forman shall promptly remit, or cause to be remitted, any such amounts to or as directed by DUG.
Section 5.10    Intercompany Arrangements. At the Closing, all intercompany and intracompany accounts or contracts between any Transferred Company, on the one hand, and any Selling Party or its Related Parties (other than a Transferred Company), on the other hand, other than as set forth on Schedule 5.10 (excluding, for the avoidance of doubt, any Ancillary Agreement and the transactions contemplated thereby), shall be cancelled without any consideration or further liability to any party and without the need for any further documentation. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with the cancellation of such intercompany and intracompany arrangements shall be paid by the Selling Parties.
Section 5.11    Non-Competition; Non-Solicitation.
(a)    For a period of three (3) years following the Closing, no Selling Party shall, and each Selling Party shall cause its respective controlled Affiliates not to, directly or indirectly through any Person or contractual arrangement:
(i)    engage in the business anywhere in the world of manufacturing, producing or suppling super-premium rum (a “Competing Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or allow any of its officers or senior-level employees to be connected as an officer, employee, general partner, member, stockholder, consultant or otherwise with, any Person primarily engaged in a Competing Business (provided, however, this Section 5.11(a)(i) shall not restrict (i) those current activities of the Selling Parties set forth on Schedule 5.11(a)(i) or (ii) passive investments involving ownership of five percent (5%) or less of any class of securities of a Person engaged in a Competing Business);
(ii)    solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Business Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Business Group Employees or (B) the Selling Parties or any of their respective Affiliates from soliciting, recruiting or hiring any Business Group Employee who has ceased to be employed or retained by the Selling Parties, Brown-Forman or any of their respective Affiliates for at least six (6) months (or three (3) months if terminated without cause). For purposes of this Section 5.11(a)(ii), “Business Group Employees” means, collectively, officers, directors and employees of the Selling Parties, Brown-Forman and their respective Affiliates who work or are engaged in connection with the Business, and persons acting under any management, service, consulting, distribution, dealer or similar contract in connection with the Business or the Transferred Assets;
(iii)    seek Competing Business from any Customer, refer Competing Business from any Customer to any Person or be paid commissions based on Competing Business sales received from any Customer by any Person. For purposes of this Section 5.11(a)(iii), the term “Customer” means any Person to which the Selling Parties, the Retained Companies or the Transferred Companies (or their respective Affiliates) provided Products during the twelve (12)-month period immediately prior to the Closing; provided, that nothing in the foregoing shall prohibit any referral of business by the Selling Parties to Brown-Forman or any business activities (including by way of solicitation or otherwise) related to any business other than the Competing Business; or
(iv)    disparage Brown-Forman or any of its Affiliates in any way that would reasonably be expected to adversely affect the goodwill, reputation or business relationships of the Business, the Transferred Companies, Brown-Forman or any of their respective Affiliates with the public generally, or with any of their customers, suppliers or employees, other than in connection with an Action brought to enforce rights under the Supply Agreement, the Transition Services Agreement and any other agreement entered into in connection with the transactions contemplated hereby.
(b)    For a period of three (3) years following the Closing, neither Brown-Forman nor any of its Affiliates shall disparage the Selling Parties, the Retained Companies or any of their Affiliates in any way that would reasonably be expected to adversely affect the goodwill, reputation or business relationships of the Retained Business, the Selling Parties, the Retained Companies or any of their Affiliates with the public generally, or with any of their customers, suppliers or employees, other than in connection with an Action brought to enforce rights under the Supply Agreement, the Transition Services Agreement and any other agreement entered into in connection with the transactions contemplated hereby.
(c)    The parties acknowledge that the covenants of the parties set forth in this Section 5.11 are an essential element of this Agreement and that any breach by the applicable parties of any provision of this Section 5.11 may result in irreparable injury to the other parties. The parties acknowledge that in the event of such a breach, in addition to all other remedies available at law, the other parties may be entitled to seek, at such parties’ sole cost and expense, equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other Damages as may be appropriate. The parties have independently consulted with their respective counsel and after such consultation agree that the covenants set forth in this Section 5.11 are reasonable and proper to protect the legitimate interest of the other parties.
(d)    If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.11 are unreasonable or otherwise unenforceable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the applicable parties’ conduct that are reasonable in light of the circumstances and as are necessary to assure to the other parties the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.11, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
Section 5.12    Cash Dividends. Prior to the Closing Date, the Selling Parties shall use commercially reasonable efforts to cause all Cash to be distributed as dividends to the Selling Parties; provided, however, that the Selling Parties shall not be required to distribute any (a) Cash Reserves or (b) any Cash where the dividend or other transfer or repatriation of such Cash would result in the payment or accrual of any Taxes (withholding or otherwise) or penalties; provided, further, that any Cash (subject to the limitation specified in the definition of “Estimated Purchase Price”) and Cash Reserves shall be included as Estimated Cash and Closing Cash in the Preliminary Closing Statement and the Final Closing Statement, respectively, for purposes of Section 2.5.
Section 5.13    Termination of Indebtedness. The Selling Parties shall negotiate Debt Payoff Letters on behalf of the Transferred Companies or the applicable Selling Party for all Payoff Indebtedness, and the Selling Parties shall, and shall cause the Transferred Companies to, deliver all notices and take all other actions reasonably requested by Brown-Forman in furtherance thereof; provided, however, that in no event shall this Section 5.13 require any Selling Party or any of its Subsidiaries (including any Transferred Company) to cause the termination of any Contracts relating to Payoff Indebtedness other than as part of the Closing.
Section 5.14    Third Party Expense Statements and Releases. With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, at least two (2) Business Days prior to the Closing Date, DUG shall submit to Brown-Forman documentation setting forth an itemized list of all, and amounts of all, such Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof (the “Transaction Expenses Payoff Instructions”).
Section 5.15    Resignations. DUG will deliver at the Closing the resignation letters (and corresponding revocations of powers of attorney and releases of claims) effective as of the Closing of all of the directors and, if applicable, resident agent of each Transferred Company, each of them expressly waiving the right to bring any action against such Transferred Companies, except for such directors or resident agents that Brown-Forman specifies in writing to DUG prior to the Closing Date.
Section 5.16    D&O Tail. Prior to the Closing, DUG will obtain, on behalf of the Transferred Companies, a fully prepaid “tail” policy under the Transferred Companies’ existing directors’ and officers’ liability insurance policies in jurisdictions where available, including on commercially reasonable terms, which (i) has an effective term of six (6) years from the Closing, (ii) covers those persons who are currently covered by the Transferred Companies’ existing directors’ and officers’ liability insurance policies in effect as of the date of this Agreement for matters occurring at or prior to the Closing, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Transferred Companies (the “D&O Tail Policy”). Brown-Forman will, and will cause the Transferred Companies to, maintain the D&O Tail Policy in full force and effect during its full term.
Section 5.17    Bulk Transfer Laws. Each party hereby waives compliance by the parties with any applicable bulk sale, bulk transfer or similar Laws, it being understood that any Liabilities arising out of the failure to comply with the requirements and provisions of any bulk sale, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.
Section 5.18    Title to Inventories. At the Closing, Brown-Forman shall assume the Selling Parties’ entire right, title and interest to any Inventory of the Products in those locations where Brown-Forman is legally entitled to do so; provided that, subject to the Supply Agreement, title to any Inventory located in Venezuela as of the Closing Date shall pass from the Selling Parties or the Retained Companies, as applicable, to Brown-Forman at the port of Panama to which such Inventory is shipped by the Selling Parties, in accordance with DAP (port of Panama) (Incoterms 2022, as it may be revised from time to time); provided, further, that, in the event such terms impose on the Selling Parties or the Retained Companies, as applicable, any obligation with respect to the unloading and transport of Rum at the port of destination, the same shall be performed by Brown-Forman or its Affiliates or agents at Brown-Forman’s sole cost and expense DAP (Incoterms 2022, as it may be revised from time to time) at the port of Panama to which Rum is shipped pursuant to the Supply Agreement.
Section 5.19    Waiver and Release. Effective for all purposes as of immediately prior to the Closing, each Selling Party, on the one hand, and Brown-Forman, on the other hand, on behalf of itself and such Person’s successors and assigns (collectively, the “Releasors”), irrevocably and unconditionally releases and forever discharges the other parties, and their respective current and former direct and indirect equityholders, members, directors, managers, partners (limited and general), officers, employees, agents and Representatives and their respective successors and assigns (collectively, the “Releasees”) from any and all Actions, charges, complaints, causes of action, Damages and Liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, and whether at law or in equity, that such Releasor has, had, or may have, in any capacity, against any Releasee, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated by this Agreement, or on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing Date arising out of or related to the Business, the Transferred Companies and their respective officers, directors and Representatives; provided, that nothing contained in this Section 5.19 shall be deemed to limit (a) any rights pursuant to or under this Agreement or any Ancillary Agreements or (b) any rights to indemnification or advancement of expenses to which the current and former directors and officers of any Transferred Company are entitled pursuant to this Agreement or such Transferred Company’s Organizational Documents; provided further, that each Releasor agrees not to make, and to waive any claim for, indemnification, advancement of expenses, exculpation or contribution from any Releasee under any Transferred Company’s Organizational Documents, or any indemnification agreement, arrangement or understanding with any Releasee, arising out of or related to any dispute between any Releasee, on the one hand, and a Releasor (acting in any capacity), on the other hand, with respect to any matter arising out of or related to this Agreement, other than as may be specifically provided for in ARTICLE IX herein.
Section 5.20    Inventory.
(a)    Following the Closing, Brown-Forman and DUG shall use their respective commercially reasonable efforts to coordinate with respect to the shipment to Panama of Inventory located in Venezuela as of the Inventory Count Date. Shipments of Inventory shall be conducted in accordance with the procedures set forth in Schedule 5.20(a).
(b)    The Inventory Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement for a period of three (3) years after the Closing Date. Following the Closing, within three (3) Business Days after the end of each fiscal quarter, DUG and Brown-Forman shall jointly instruct the Escrow Agent to release and to pay to DUG, or as DUG shall direct, an amount from the Inventory Escrow Fund equal to the sum of (i) the product of (A) the Per OLA Value, multiplied by (B) the aggregate volume of Rum in OLA, if any, shipped to and actually received by the Business in Panama during such fiscal quarter that, based upon the procedures set forth in Schedule 5.20(a), is in compliance with the representations and warranties set forth in Section 3.12(e), plus (ii) the amount of interest then earned on such portion of the Inventory Escrow Fund. All amounts of the Inventory Escrow Fund paid to DUG, or as DUG shall direct, as provided in this Section 5.20 shall be treated as a deferred portion of the Purchase Price due hereunder. Within three (3) Business Days after the three (3)-year anniversary of the Closing Date, Brown-Forman and DUG shall submit a joint written notice to the Escrow Agent directing the Escrow Agent to release the remaining amount of the Inventory Escrow Fund, if any, as of the three (3)-year anniversary of the Closing Date to Brown-Forman in accordance with the terms of the Escrow Agreement.
Section 5.21    Post-Closing Costs. The Post-Closing Cost Escrow Fund and the Post-Closing Cost Deposit shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement for the purpose of paying any Post-Closing Costs during the period set forth in the Escrow Agreement.  If, at any time following the Closing, any Selling Party, Brown-Forman or any of their respective Subsidiaries (including the Transferred Companies) incurs any Post-Closing Costs, such Selling Party or Brown-Forman (including the Transferred Companies), as applicable, shall promptly notify Brown-Forman or DUG, respectively, of such Post-Closing Costs, which notice shall include underlying documentation reasonably evidencing that such Post-Closing Costs are owed. Promptly (and in any event within five (5) Business Days) after DUG’s receipt of such notice, DUG and Brown-Forman shall jointly instruct the Escrow Agent to release the applicable amount of Post-Closing Costs in accordance with the terms of the Escrow Agreement. The parties covenant and agree that all Post-Closing Costs shall be paid, and DUG and Brown-Forman shall jointly instruct the Escrow Agent to release such amounts, (i) first, from the Post-Closing Cost Deposit until the Post-Closing Cost Deposit is equal to $0, and (ii) second, from the Post-Closing Cost Escrow Fund until the amount of the Post-Closing Cost Escrow Fund is equal to $0. On the date that is eighteen (18) months after the Closing Date, DUG and Brown-Forman to jointly instruct the Escrow Agent to release any remaining amounts (i) in the Post-Closing Cost Escrow Fund to DUG and (ii) of the Post-Closing Cost Deposit to Brown-Forman.

Section 5.22    Intellectual Property Matters.
(a)    Transferred Intellectual Property License. Upon the Closing, Brown-Forman, on behalf of itself and the Transferred Companies, hereby grants to the Retained Companies a royalty-free, fully paid-up, worldwide, perpetual, non-exclusive, non-transferable license for the Retained Companies to use the Transferred Intellectual Property that is embodied in the equipment owned by the Retained Companies, which equipment is used in the preparation, maturation, manufacturing, blending and production of alcohol distillates (other than Rum and Distillate) (the “Equipment Intellectual Property”), which Equipment Intellectual Property shall include the schemes, plans, and know-how required to build, maintain and use the applicable equipment in the conduct of Retained Business. The foregoing license shall be non-sublicensable other than to other Retained Companies or their agents, Affiliates and their respective successors and assigns solely as necessary for the conduct of the Retained Business, which agents shall be bound to protect the confidential nature of the Equipment Intellectual Property. For clarity, the Equipment Intellectual Property does not include any Transferred Intellectual Property that does not relate to equipment, and expressly excludes Transferred Intellectual Property that relates to the formula, recipe, processing instructions, mixing instructions, blending, or other aspects of the process for manufacture and production of the Products.
(b)    Name Change; Use of Name. Within sixty (60) days after the Closing, the Selling Parties shall, and shall cause the other applicable Retained Companies to, make all necessary filings with the applicable Governmental Authority to effectuate a name change for each Retained Company which has a corporate name, d/b/a name, or similar name that includes a Trademark that is part of the Transferred Intellectual Property to names which do not include or incorporate, and are not confusingly similar to, any Trademark that is part of the Transferred Intellectual Property.
(c)    The Selling Parties, on behalf of themselves and the other Retained Companies, acknowledge and agree that the Retained Companies shall have no right to use, and shall not use, the Transferred Intellectual Property other than as expressly permitted by the terms and conditions of this Agreement and the Supply Agreement.
Section 5.23    Ancillary Agreements. Prior to the Closing, (a) the Selling Parties and Brown-Forman shall negotiate in good faith all Ancillary Agreements for which forms thereof are not attached as Exhibits to this Agreement (including the Assignment of Intellectual Property, the Transition Services Agreement (and finalizing the Schedule thereto attached hereto as Exhibit G) and the Escrow Agreement); and (b) DUG will cause DUSA Venezuela to enter into a supply agreement with DUG Panama for the supply of Rum, in a form and on terms reasonably acceptable to Brown-Forman and consistent with the terms set forth in the Supply Agreement.
ARTICLE VI
TAX MATTERS
Section 6.1    Cooperation.
(a)    Notwithstanding Section 6.1(b), Brown-Forman and the Selling Parties shall cooperate fully, as and to the extent reasonably requested by the other party (and at the requesting party’s sole cost and expense), in connection with the filing of

Returns and any Tax Action. Such cooperation shall include the retention and (upon the other party’s request and sole cost and expense) the provision of records and information which are reasonably relevant to any such Tax Action and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained under this Section 6.1 shall be kept confidential, except (a) as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding or defending any Action, (b) with the consent of the parties, as the case may be, or (c) as required by applicable Law.
(b)    From and after the date hereof, the Selling Parties shall be required to use their best efforts to (i) provide or cause to be provided (at their sole cost and expense) (A) such detailed information requested by Brown-Forman regarding (x) any payments made by any of the Transferred Companies to Persons that are not “residents” of Portugal within the meaning of Article 2, n.º 3 of the Código do Imposto Sobre o Rendimento das Pessoas Coletivas as well as Article 16 of the Código do Imposto sobre o Rendimento das Pessoas Individuais prior to the Closing Date (including the nature of payment, country of residence of the applicable recipients, date of payment, proofs of withholding tax procedures adopted, and rationales, values and proofs of services and goods acquired from Persons resident in “tax havens” within the meaning of Article 63.º-D of the Lei Geral Tributária, including, with respect to payments to or expenses of such Persons, proof that such operations were effectively realized and their respective value is not abnormal or exaggerated), whenever applicable or requested by the Portuguese tax legislation, and (y) detail of the nature of any positive or negative component accounted for as income or cost of previous years and demonstration that, at the date of the closing of the periods in which positive or negative components should have been accounted, such components were unpredictable or unknown and (B) a complete file demonstrating that the Transferred Companies met all conditions to benefit from the tax free trade zone pursuant to Articles 33° to 36°-A of Estatuto dos Benefícios Fiscais, whenever applicable; (ii) provide the necessary information, both from a substantive as well as a formal perspective, in order to apply the mechanisms foreseen in the Portuguese tax Law, to reduce or avoid withholding tax, namely Form 21-RFI, tax residence certificates or Form 01-DJR, as applicable; (iii) request and obtain from Sogrape properly completed declaration indicating the destination that will be given to the goods sold by Sogrape with respect to transactions carried out within Sogrape’s tax warehouse in Portugal; and (iv) request and obtain resale sales Tax exemption certificates from U.S. customers with respect to any transactions undertaken by the Selling Parties or the Transferred Companies prior to the Closing Date.
Section 6.2    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (other than the Seller Reorganization and the Contribution) (“Transfer Taxes”) shall be paid one-half by the Selling Parties and one-half by Brown-Forman when due, and the Selling Parties shall, at the joint expense of the Selling Parties and Brown-Forman, file all necessary Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Brown-Forman shall, and shall cause the Transferred Companies and their Affiliates to, join in the execution of any such Returns and other documentation. For the avoidance of doubt, one hundred percent (100%) of any Transfer Taxes arising from, or related to, the Seller Reorganization or the Contribution shall be borne by the Selling Parties. To the extent that any such Transfer Tax is paid by Brown-Forman or any of its Subsidiaries, on the one hand, or the Selling Parties, on the other hand, the Selling Parties or Brown-Forman, as applicable, shall, within ten (10) days after the Closing, reimburse the other party for its share of such Transfer Taxes in immediately available funds to Brown-Forman or its designated Affiliate, or the Selling Parties, as applicable.
Section 6.3    Tax Sharing Agreements. All Tax allocation, Tax receivable, Tax sharing, Tax indemnification or similar Contract (including any closing agreement relating to Taxes), with respect to or involving the Transferred Companies or the Transferred Assets (other than any customary commercial agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business the principal purpose of which is not the sharing of Taxes) shall be terminated as of the Closing and, after the Closing, none of Brown-Forman, the Transferred Companies or their Affiliates shall be bound thereby or have any liability thereunder.
Section 6.4    Interim Returns. The Selling Parties shall cause to be prepared and timely filed all Returns of the Transferred Companies that are due prior to the Closing Date (giving effect to applicable extensions). Drafts of each such Return relating to income Taxes shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Brown-Forman not less than thirty (30) days prior to the due date for the filing thereof for its review and consent (not to be unreasonably withheld, conditioned or delayed). Each of DUG and Brown-Forman shall act in good faith to resolve any dispute prior to the date on which the relevant Return is required to be filed. If DUG and Brown-Forman cannot resolve any disputed item, such dispute shall be resolved by the Independent Accounting Firm, and the fees of the Independent Accounting Firm shall be borne equally by DUG and Brown-Forman. If any disputed item has not been resolved by the time a Return is required to be filed, the Return shall be filed as prepared by the Selling Parties, and if the disputed item is resolved thereafter in a manner different than as reflected on such Return, the Selling Parties (or, if the resolution occurs after the Closing, Brown-Forman) shall prepare and file (or cause to be prepared and filed) an amended Return, the cost of which shall be borne equally by DUG and Brown-Forman, that reflects such resolution.
Section 6.5    Straddle Tax Period. For purposes of this Agreement, to the extent that it is necessary for purposes of this Agreement to determine the allocation of Taxes for any Straddle Tax Period, the amount of Taxes allocable to the Pre-Closing Tax Period shall be: (a) in the case of any real property Taxes, personal property Taxes, or similar ad valorem obligations, the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Tax Period through and including the Closing Date and the denominator of which is the number of days in such Straddle Tax Period and (b) in the case of any other Taxes, determined based on a “closing of the books” at the end of the Closing Date.
Section 6.6    Tax Refunds. Except to the extent (a) actually taken into account in the calculation of Closing Indebtedness or Closing Transaction Expenses, or (b) attributable to the carryback of a net operating loss or other Tax attribute from a taxable period (or portion of a Straddle Tax Period) beginning after the Closing Date, all Tax refunds (including any interest thereon) that are received in cash or by check or by wire transfer by or with respect to the Transferred Companies for Taxes paid prior to Closing in respect of any Pre-Closing Tax Period shall be for the account of the Selling Parties. Brown-Forman and its Affiliates (including the Transferred Companies) shall, within ten

(10) Business Days of receipt, pay over to DUG any such Tax refunds, in each case, net of all out-of-pocket costs or expenses (including Taxes) incurred by or imposed on Brown-Forman and its Affiliates (including the Transferred Companies) with respect to such Tax refund. Any such refund (or credit in lieu thereof) shall be treated as received on the date that Brown-Forman or its Affiliates (including the Transferred Companies) actually receives such refund. If any amount paid to any Selling Party pursuant to this Section 6.6 shall subsequently be challenged successfully by any Governmental Authority, such Selling Party shall, upon written request from Brown-Forman (accompanied by commercially reasonable backup documentation), repay to Brown-Forman or the applicable Transferred Company such amount (together with any interest and penalties assessed by such Governmental Authority in respect of such amount). Such repayment obligation shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect to the collection by the applicable Governmental Authority of the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). This paragraph shall not be construed to require the Selling Parties to make available any Returns (or any other information relating to Taxes) to Brown-Forman or to file any amended Return or other claim for a refund of Taxes for any Pre-Closing Tax Period.
Section 6.7    U.S. Tax Elections. With respect to any Transferred Company, Brown-Forman and any of its Affiliates shall not make a U.S. entity classification election pursuant to the Code and Treasury Regulations Section 301.7701-3(c) (by filing or cause to be filed IRS Form 8832) having an effective date either on or before the Closing Date, or on the day immediately following the Closing Date, without the prior written consent of DUG, which consent may be withheld by DUG in its sole and absolute discretion; provided, however, that Brown-Forman (and any of its Affiliates) shall be permitted to make an election under Section 338 of the Code or any similar provision of state, local or non-U.S. Tax Law with respect to any Transferred Company.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    General Conditions. The respective obligations of Brown-Forman and the Selling Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by DUG or Brown-Forman in its sole discretion (provided, that such waiver shall only be effective as to the obligations of the Selling Parties or Brown-Forman, respectively):
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced, entered or instituted any action under any Law (whether temporary, preliminary or permanent), including any Law that may be administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (OFAC) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(b)    Any waiting period (and any extension thereof) under the HSR Act or any Foreign Antitrust Law applicable to the transactions contemplated by this Agreement, as well as any agreement not to close embodied in a “timing agreement”

between the parties and a Governmental Authority, shall have expired or shall have been terminated.
Section 7.2    Conditions to Obligations of the Selling Parties. The obligations of the Selling Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by DUG in its sole discretion:

(a)    The representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Authority) and Section 4.5 (Brokers) shall be true and correct in all respects both when made and as of the Closing Date. All other representations and warranties contained in ARTICLE IV shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, in each case, without giving effect to any limitation or qualification as to “materiality” set forth therein.
(b)    Brown-Forman shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.
(c)    DUG shall have received each of the documents listed in Section 2.3(c).
Section 7.3    Conditions to Obligations of Brown-Forman. The obligations of Brown-Forman to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Brown-Forman in its sole discretion:

(a)    The Specified Representations and the representations and warranties set forth in Section 3.12(e) shall be true and correct in all respects both when made and as of the Closing Date, except for any de minimis inaccuracies in the representations and warranties set forth in the first sentence of Section 3.4(a). All other representations and warranties contained in ARTICLE III shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, in each case (i) except as would have, or would be reasonably expected to have, a Material Adverse Effect, and (ii) without giving effect to any limitation or qualification as to “Material Adverse Effect” or “materiality” set forth therein (other than those limitations and qualifications contained in Section 3.13(b)).
(b)    The Selling Parties shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.
(c)    There shall not have occurred or be continuing any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; provided that, for purposes of this Section 7.3(c), no termination or non-renewal of a Specified Contract shall be deemed to constitute a Material Adverse Effect.
(d)    Brown-Forman shall have received each of the documents listed in Section 2.3(d).
(e)    Subject to Section 2.8, the Contribution shall have been consummated in accordance with the Contribution Steps Plan.
(f)    Brown-Forman shall have received written consents or waivers, in form and substance reasonably satisfactory to it, in respect of the Transferred Contracts listed on Schedule 7.3(e).
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of DUG and Brown-Forman;
(b)    (i) by Brown-Forman, if any Selling Party breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within fifteen (15) Business Days following delivery of written notice by Brown-Forman to DUG of such breach or failure to perform and (C) has not been waived by Brown-Forman or (ii) by DUG, if Brown-Forman breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within fifteen (15) Business Days following delivery of written notice by DUG to Brown-Forman of such breach or failure to perform and (C) has not been waived by DUG;
(c)    by either Brown-Forman or DUG if the Closing shall not have occurred by the date that is ninety (90) days following the date hereof; provided, that such date may be unilaterally extended by any party for one hundred five (105) days in the event that regulatory approval under the HSR Act or any Foreign Antitrust Law applicable to the transactions contemplated by this Agreement has not yet been obtained prior to such date and all other conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have otherwise been satisfied or waived in accordance with this Agreement; provided further, that the right to terminate this Agreement pursuant to this clause (c) shall not be available to any party whose acts or omissions shall have been the cause of, or shall have resulted in, the failure of any of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 to be satisfied or waived; or
(d)    by either Brown-Forman or DUG in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this

Agreement and such order, decree, ruling or other action shall have become final and nonappealable.
The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other parties.
Section 8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 3.24 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.4 relating to confidentiality, Section 5.7 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction, Section 10.14 relating to the waiver of jury trial and this Section 8.2 and (b) that nothing herein shall relieve any party from Liability or Damages for any Willful Breach of this Agreement.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival and Representations.
(a)    All representations and warranties made by the Selling Parties and Brown-Forman contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that (i) the Specified Representations, the representations and warranties contained in Section 3.8 (Environmental), Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.5 (Brokers) and any representation in the case of fraud, intentional misrepresentation or intentional breach shall survive until the date that is four (4) years from the date of this Agreement; and (ii) the representations and warranties contained in Section 3.18 (Taxes) shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations applicable to the underlying Tax (giving effect to any waiver, mitigation or extension thereof). Except as otherwise expressly provided herein and subject to the limitations herein set forth, all covenants and agreements shall survive the Closing and shall continue in full force and effect until the date all performance due thereunder has been performed. None of the Selling Parties or Brown-Forman shall have any liability whatsoever with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that DUG or Brown-Forman, as the case may be, reasonably believes may result in a claim, hereunder is given to Brown-Forman or DUG, respectively, prior to the expiration of the survival period for such representation, warranty, covenant or agreement in accordance with Section 9.3, in which case such representation and warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.
Section 9.2    Agreement to Indemnify.
(a)    The Selling Parties hereby agree jointly and severally to save, defend, indemnify and hold harmless Brown-Forman, its Affiliates (including the

Transferred Companies) and officers, directors, principals and employees thereof and its and their respective successors and assigns (each a “Buyer Indemnified Party”), from and against all Damages incurred by a Buyer Indemnified Party that relate to, arise out of or result from:
(i)    any breach of any representation or warranty of the Selling Parties set forth in this Agreement or any Ancillary Agreement (but not including the Supply Agreement, the Transition Services Agreement, the Restrictive Covenant Agreements and the Consulting Agreements) any schedule or certificate delivered pursuant hereto;
(ii)    any breach of any covenant or agreement of the Selling Parties set forth in this Agreement or any Ancillary Agreement (but not including the Supply Agreement, the Transition Services Agreement, the Restrictive Covenant Agreements and the Consulting Agreements) or any schedule or certificate delivered pursuant hereto (including as a result of the action or failure to act of any Transferred Company prior to the Closing);
(iii)    any Transaction Expenses charged to Brown-Forman or any of its Subsidiaries, any Transferred Company or any of their respective Affiliates that shall not have been reflected in the Final Closing Statement;
(iv)    any Excluded Asset or any Excluded Liability;
(v)    the failure of any Selling Party to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Transferred Assets to Brown-Forman;
(vi)    any Pre-Closing Taxes;
(vii)    the Seller Reorganization and the Contribution; and
(viii)    any matter set forth on Schedule 9.2(a)(viii).
(b)    Brown-Forman hereby agrees to save, defend, indemnify and hold harmless the Selling Parties, their respective Affiliates and officers, directors, principals and employees thereof and each of their respective successors and assigns (each a “Seller Indemnified Party”), from and against all Damages incurred by a Seller Indemnified Party that relate to, arise out of or result from:
(i)    any breach of any representation or warranty of Brown-Forman set forth in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the certificate required to be delivered in Section 2.3(c)(vi));
(ii)    any breach of any covenant or agreement of Brown-Forman set forth in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; and

(iii)    from and after the Closing, any Assumed Liability or Transferred Asset.
(c)    Notwithstanding anything to the contrary in this Agreement, the parties agree that the indemnification obligations of the parties shall be subject to the following limitations:
(i)    the Selling Parties shall not be liable to the Buyer Indemnified Parties for any Damages in connection with any claims pursuant to Section 9.2(a)(i) hereunder (other than for any breach of the Specified Representations) unless and until the aggregate amount of Damages for all such claims exceeds $4,000,000, in which case the Selling Parties shall be liable for all such Damages in excess of $2,000,000, subject to clauses (ii) and (iii) of this Section 9.2(c);
(ii)    the aggregate amount payable by the Selling Parties with respect to all claims for indemnification pursuant to Section 9.2(a)(i) shall not exceed an amount equal to twelve and one half percent (12.5%) of the Purchase Price; provided, however, that the foregoing limitation shall not apply to any breach of the Specified Representations;
(iii)    the aggregate amount payable by the Selling Parties or Brown-Forman, as applicable, with respect to all claims pursuant to this ARTICLE IX (subject to the limitations set forth in Section 9.2(c)(i) and Section 9.2(c)(ii)) shall not, with respect to the claims against the Selling Parties or Brown-Forman, as applicable, exceed an amount equal to the Purchase Price;
(iv)    the Selling Parties shall not have any obligation to indemnify Brown-Forman or any other Person for any Damages to the extent such Damages were expressly included in the calculation of the Net Adjustment Amount pursuant to Section 2.4;
(v)    the amount of any and all Damages under this ARTICLE IX shall be determined net of any insurance or other recoveries actually recovered by the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, or their respective Affiliates in connection with the facts giving rise to the right of indemnification (net of costs of collection, deductibles and retro-premium adjustments specifically applicable thereto); and
(vi)    the Selling Parties shall not have any obligation to indemnify Brown-Forman or any other Person for any Pre-Closing Taxes under any provision of this Agreement from and against any Taxes arising from transactions undertaken by the Transferred Companies at the instruction of Brown-Forman on the Closing Date and after the Closing outside of the ordinary course of business (other than transactions required or permitted under this Agreement).
(d)    For purposes of Section 9.2(a)(i) or Section 9.2(b)(i), in determining whether there has been a breach of any representation or warranty, all qualifications in such representation or warranty referencing the terms “material,” “materiality,” “Material Adverse Effect”, “Buyer Material Adverse Effect” or other terms of similar import or effect shall be disregarded, except that the foregoing shall not apply (i) where any such provision requires disclosure of lists of items of a material nature or above a specified threshold or (ii) to the representations and warranties set forth in Section 3.15 relating to the absence of certain changes or events.
(e)    None of the limitations set forth in Section 9.2(c) shall apply to any representation or warranty in the event of fraud, willful misconduct or intentional misrepresentation.
Section 9.3    Indemnification Procedure.
(a)    In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”), as the case may be, to be entitled to any indemnification provided for under this Agreement as a result the assertion of any claim, or the commencement of any suit, action or proceeding, against the Indemnified Party by any Person not a party of this Agreement (a “Third-Party Claim”), the Indemnified Party shall give written notice (a “Claim Notice”) to the party against whom indemnification is sought (the “Indemnifying Party”) as promptly as is reasonably practicable after receipt by such Indemnified Party of notice of any Third-Party Claim, and shall provide any other information known or reasonably available to such Indemnified Party with respect thereto as the Indemnifying Party may reasonably request; provided, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this ARTICLE IX except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby.
(b)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) Business Days of receipt of a Claim Notice from the Indemnified Party in respect of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim for equitable or injunctive relief or any claim that would impose criminal Liability or Damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third-Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to or is not entitled to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third-Party Claim within the time period and otherwise in accordance with the first sentence of this Section 9.3(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third-Party Claim. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the

Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money Damages for which the Indemnified Party will be indemnified hereunder.
(c)    The indemnification required hereunder shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Indemnity Escrow Fund, if applicable) or the Indemnifying Party (to the extent of any amounts not then held in the Indemnity Escrow Fund, if applicable), subject in each case to the limitations set forth in Section 9.2(c) and Section 9.4, of the amount of actual Damages in connection therewith, as and when bills are received by the Indemnifying Party or Damages incurred have been notified to the Indemnifying Party, together with interest on any amount not repaid as necessary to the Indemnified Party by the Escrow Agent or the Indemnifying Party, as applicable, within five (5) Business Days after receipt of notice of such Damages, from the date such Damages have been notified to the Indemnifying Party at the rate of interest described in Section 2.5(h).
(d)    The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.
(e)    Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.
Section 9.4    Exclusive Remedy. Subject to Section 8.2, Section 9.6 and Section 10.11, the indemnification terms set forth in this ARTICLE IX shall constitute the sole and exclusive remedy of the parties hereto, the Buyer Indemnified Parties and the Seller Indemnified Parties for any and all Damages or other claims relating to or arising from this Agreement, including in any Schedule, exhibit or certificate delivered hereunder or thereunder, and the transactions contemplated hereby or thereby (other than with respect to any claims to the extent relating to or arising from the Ancillary Agreements, which may be brought under such agreement in accordance with the terms thereof), in each case regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in Contract or tort, or whether at law or in equity, or otherwise, and the parties hereto hereby agree that no Person (and no Buyer Indemnified Party or Seller Indemnified Party) shall have any remedy or recourse with respect to any of the foregoing other than as expressly set forth in this ARTICLE IX (and subject to the limitations and terms set forth in this ARTICLE IX).

Section 9.5    Indemnity Escrow Fund. With respect to any indemnification claim asserted hereunder against the Selling Parties pursuant to this ARTICLE IX, Brown-Forman shall first seek a recovery for such indemnification claim from the Indemnity Escrow Fund (to the extent of the amount then remaining of the Indemnity Escrow Amount), and only secondarily from the Selling Parties (once the Indemnity Escrow Amount has been exhausted). Within three (3) Business Days after the eighteen (18)-month anniversary of the Closing Date, Brown-Forman and DUG shall submit a joint written notice to the Escrow Agent directing the Escrow Agent to release the remaining amount of the Indemnity Escrow Amount, if any, as of the eighteen (18)-month anniversary of the Closing Date, less the aggregate amount of Damages claimed in good faith by any Buyer Indemnified Parties pursuant to Section 9.2(a) that are not fully resolved prior to the eighteen (18)-month anniversary of the Closing Date (which retained amount shall be released promptly upon resolution of such claims in accordance with the terms of this Agreement and the Escrow Agreement) to DUG.
Section 9.6    Right of Set-Off. Subject to the limitations set forth in this ARTICLE IX, including Section 9.2(c), Section 9.2(d) and Section 9.2(e), in the event that it is determined by either written agreement with DUG and Brown-Forman or a final judicial determination by a court of competent jurisdiction that Brown-Forman is entitled to indemnification pursuant to Section 9.2(a), then Brown-Forman shall have the right to set off any Damages in excess of the then-remaining Indemnity Escrow Fund available for distribution for which Brown-Forman is entitled to indemnification pursuant to Section 9.2(a) against any amounts owed by Brown-Forman or its Affiliates to DUG or any of its Affiliates under the Supply Agreement.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Fees and Expenses. Except as otherwise provided herein, and subject to Section 5.5(e), all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Willful Breach of this Agreement by the other.
Section 10.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of Brown-Forman and DUG.
Section 10.3    Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are, except as provided in Section 9.4 and subject to the limitations set forth in ARTICLE IX, cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or if by email (provided, that no notice of “bounceback” or notice of nondelivery is received), (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to any of the Selling Parties (or, prior to the Closing, any Transferred Company), to:
Calle Velazquez 3, 40 Planta
28001 Madrid, Spain
Attention: José Rafael Ballesteros
Email: joserafaelballesteros@gmail.com
with a copy (which shall not constitute notice) to:
McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017
Attention: Todd Finger; Jeffrey Steiner; Alva Mather
Email: tfinger@mwe.com; jsteiner@mwe.com; amather@mwe.com
(ii)    if to Brown-Forman (or, after the Closing, any Transferred Company), to:

Brown-Forman Corporation
850 Dixie Highway
Louisville, Kentucky 40210
Attention: Alex Hill; Shane Burke
Email: Alex_Hill@b-f.com; Shane_Burke@b-f.com
and

Brown-Forman Corporation
850 Dixie Highway
Louisville, Kentucky 40210
Attention: General Counsel
Email: matt_hamel@b-f.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue

New York, NY 10166
Attention: David Wilf; Kristen Poole
Email: DWilf@gibsondunn.com; KPoole@gibsondunn.com
Section 10.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.
Section 10.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 10.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in ARTICLE IX in respect of any Indemnified Party, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 10.9    Submission to Jurisdiction. Other than disputes submitted to the Independent Accounting Firm in accordance with the terms and conditions set forth in this Agreement or as provided in Section 9.3(d):

(a)    Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any state or federal court sitting in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then-available in the aforesaid court, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.
(b)    Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.
(c)    Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.10    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Brown-Forman or DUG, as applicable, and any such assignment without such prior written consent shall be null and void; provided, however, that Brown-Forman may assign this Agreement, in whole or in part, to one or more Affiliates of Brown-Forman, without the consent of any Selling Party; provided, further, that no such assignment shall limit any of Brown-Forman’s obligations or liabilities hereunder, which shall remain the joint and several obligations of Brown-Forman and all such purchasers. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.11    Enforcement. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including the consummation of the Closing or an injunction or injunctions to prevent breaches of this Agreement, as applicable, and to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then-available in the Court of Chancery of the State of Delaware, then, in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 10.12    Currency. All references to “dollars,” “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement. To the extent necessary, for purposes of determining the United States dollar equivalent for any amount set forth herein, the foreign exchange rate shall be the applicable currency per United States dollar rate published by The Wall Street Journal on the day such amount is to be determined.
Section 10.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 10.14    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.15    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when all counterparts have been signed by each of the parties hereto and delivered to the other parties.
Section 10.16    Signature. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.
Section 10.17    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 10.18    No Presumption Against Drafting Party. Each of Brown-Forman and the Selling Parties acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Selling Parties and Brown-Forman have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
BROWN-FORMAN CORPORATION
By:     /s/ Lawson Whiting
Name: Lawson Whiting
Title: CEO
DESTILLERS UNITED GROUP S.L.
By: /s/ José Rafael Ballesteros Meléndez
Name: José Rafael Ballesteros Meléndez
Title: CEO
DESTILERIAS UNIDAS CORP.
By: /s/ José Rafael Ballesteros Meléndez
Name: José Rafael Ballesteros Meléndez
Title: President

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AGREEMENT]

[Schedules and Exhibits to Agreement have been redacted]